Exhibit 4.1

Bauer Performance Sports Ltd.

Annual Information Form

For the Fiscal Year

Ended May 31, 2013

Dated August 27, 2013

TABLE OF CONTENTS

EXPLANATORY NOTES	1
Forward-Looking Statements	1
Market and Industry Data	2
Trademarks, Business Names and Service Marks	2
Presentation of Financial Information	3
Non-IFRS and Non-GAAP Measures	3

CORPORATE STRUCTURE	4
Incorporation and Office	4
Intercorporate Relationships	4

GENERAL DEVELOPMENT OF THE BUSINESS	4
History	4
The Cascade Acquisition	5
The Inaria Acquisition	6
The Combat Acquisition	6

INDUSTRY OVERVIEW	7
Ice Hockey	7
Roller Hockey	8
Lacrosse	8
Baseball and Softball	9
Soccer	9

BUSINESS OF THE COMPANY	9
Our Company	9
Our Competitive Strengths	11
Our Performance Sports Products Platform is Driving Growth	17
Products	18
Research and Development	22
Customers	24
Global Manufacturing, Sourcing and Distribution	25
Environment	26
Intellectual Property	26
Information Technology	27
Competition	28
Employees and Culture	28
Seasonality	28

DIVIDEND POLICY	29

DESCRIPTION OF CAPITAL STRUCTURE	29
General	29
Equity Shares	30
Conversion Rights	30
Liquidation Entitlement	30
Dividend Rights	30
Voting Rights	30
Variation of Rights	30
Subdivision or Consolidation	31
Sale of All or Substantially All of the Company’s Assets	31
Take-Over Bid Protection	31

MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME	31

DIRECTORS AND OFFICERS	32
Directors	32

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Directors and Executive Officers	32
Biographies	33
Cease Trade Orders or Bankruptcies	36
Penalties or Sanctions	37
Conflicts of Interest	37

AUDIT COMMITTEE INFORMATION	37
Charter of the Audit Committee	37
Composition of the Audit Committee	38
Relevant Education and Experience of the Audit Committee Members	38
External Auditor Service Fee	38

RISK FACTORS	38
Risks Related to Our Business	38
Risks Related to Macroeconomic Environment	53

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	56

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	56

AUDITORS, TRANSFER AGENT AND REGISTRAR	57

MATERIAL CONTRACTS	57
Nomination Rights Agreement	57
Registration Rights Agreement	57
The Amended Credit Facility	58
The Vapor License Agreement	59

INTERESTS OF EXPERTS	60

ADDITIONAL INFORMATION	60

APPENDIX A GLOSSARY OF TERMS	A-1

APPENDIX B CHARTER OF THE AUDIT COMMITTEE	B-1

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EXPLANATORY NOTES

The information in this annual information form (the “Annual Information Form”) is stated as at August 27, 2013, unless otherwise indicated.

Unless otherwise noted or the context otherwise indicates, “Bauer Performance Sports”, the “Company”, “we”, “us” and “our” refer to Bauer Performance Sports Ltd. and its direct and indirect subsidiary entities and predecessors.

For an explanation of the capitalized terms and expressions and certain defined terms, please refer to the “Glossary of Terms” at Appendix “A” of this Annual Information Form.

Forward-Looking Statements

Certain statements in this Annual Information Form about our current and future plans, expectations and intentions, results, levels of activity, performance, goals or achievements or any other future events or developments constitute forward-looking statements. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements. Discussions containing forward-looking statements may be found, among other places, under “General Development of the Business”, “Industry Overview”, “Business of The Company” and “Risk Factors”. Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Certain assumptions with respect to the determination of the impairment of assets, claim liabilities, income taxes, employee future benefits, goodwill and intangibles are material factors made in preparing forward-looking information and management’s expectations. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, which are discussed in greater detail in the “Risk Factors” section of this Annual Information Form: inability to introduce new and innovative products, intense competition in the equipment and apparel industries, inability to introduce technical innovation, inability to protect worldwide intellectual property rights, trademarks and other proprietary rights, the inability to translate booking orders into realized sales, weather conditions or seasonal fluctuations in the demand for our products, a change in the mix or timing of orders placed by customers, a change in sales mix towards larger customers,  decrease in ice hockey, roller hockey and/or lacrosse participation rates, adverse publicity, reduced popularity of the NHL and other professional leagues for sports in which our products are used, inability to maintain and enhance brands, reliance on third-party suppliers and manufacturers, disruption of distribution chain or loss of significant customers or suppliers, consolidation of our customer base (and the resulting possibility of lower gross margins due to negotiated lower prices), cost of raw materials, shipping costs and other cost pressures, risks associated with doing business abroad, the inability to expand into international market segments, the inability to forecast demand for products, sell-through of our products at retail, inventory shrinkage or excess inventory, product liability claims and product recalls, compliance with standards of testing and athletic governing bodies, departure of senior executives or other key personnel, litigation, employment or union related matters, disruption of information technology systems, restrictive covenants in our Amended Credit Facility, anticipated levels of indebtedness, the inability to generate sufficient cash to service all the Company’s indebtedness, the inability to successfully integrate new acquisitions, such as the Cascade Acquisition, the Inaria Acquisition and the Combat Acquisition, undisclosed liabilities acquired pursuant to the recent acquisitions, the inability to continue making strategic acquisitions, the infringement of intellectual property rights of others, the inability to take action against others who infringe our intellectual property, public market for the securities, volatile market price for Common Shares, no current plans to pay cash dividends, holding company structure, assertion that the acquisition of the Bauer Business at the time of the IPO was an inversion transaction, conflicts of interests among investors, influence by the Kohlberg Funds and future sales of Common Shares by the Kohlberg Funds, fluctuations in the value of certain foreign currencies, including but not limited to the Canadian dollar, euro, Swedish krona, Chinese renminbi, Taiwan dollar and Thai baht in relation to the U.S. dollar, the inability to manage foreign derivative instruments, general economic and market conditions, current adverse economic conditions, changes in consumer preferences and the difficulty in anticipating or forecasting those changes, changes in government regulations, the inability of counterparties and customers to meet their financial obligations and natural disasters. These factors are not intended to represent a complete list of the factors that could affect us; however, these factors should be considered carefully. The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations regarding the Company’s financial performance and may not be appropriate for other purposes. Readers should not place undue reliance on forward-looking statements made herein. Furthermore, unless otherwise stated, the forward-looking statements contained in this Annual Information Form are made as of the date of this Annual Information Form, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained in this Annual Information Form are expressly qualified by this cautionary statement.

Market and Industry Data

We have obtained the market and industry data presented in this Annual Information Form from a combination of (i) internal company surveys and commissioned reports, (ii) third-party information, including from independent industry publications and reports, such as the Sports and Fitness Industry Association (“SFIA”), (iii) publicly available sport participation surveys from national sport organizations or governing bodies, including the Canadian Hockey Association (“Hockey Canada”), the International Ice Hockey Federation, USA Hockey, Inc., US Lacrosse, Inc. (“US Lacrosse”), USA Baseball and the International Federation of Association Football (“FIFA”) and (iv) the estimates of the Company’s management team. As there are limited sources that report on ice hockey, roller hockey, lacrosse, soccer, baseball and softball equipment and related apparel markets, much of the industry and market data presented in this Annual Information Form is based on internally generated management estimates by the Company, including estimates based on extrapolations from third-party surveys of ice hockey, roller hockey, lacrosse, soccer, baseball and softball equipment and related apparel markets, as well as publicly available sport participation surveys. While we believe our internal surveys, third-party information, publicly available sport participation surveys and estimates of our management are reliable, we have not verified them, nor have they been verified by any independent sources. While we are not aware of any misstatements regarding the market and industry data presented in this Annual Information Form, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Statements” and “Risk Factors”. References to market share data and market size in this Annual Information Form are based on wholesale net revenues unless otherwise indicated.

To the extent market and industry data contained in this Annual Information Form is referenced as a “management estimate” or qualified by phrases such as “we believe” or comparable words or phrases, we have internally generated such data by using a variety of methodologies. With respect to unregistered ice hockey player participation, we have relied on a combination of available external sources and assumed registered-to-unregistered player ratios in the major ice hockey markets. With respect to market size and market share data, we have relied on our internal sales figures and have estimated the sales figures of our competitors using the following data: (i) sales data supplied by major suppliers who participate in voluntary surveys, (ii) cross-references to participation rates and estimates of equipment replacement rates by consumers, (iii) available public reports from competitors (such as Easton and Reebok), largely to confirm industry trends, and (iv) retail surveys. With respect to statistics relating to the use of BAUER hockey equipment by NHL players during a given NHL season, we have relied on on-ice and in-locker room equipment counts completed by our sales representatives that cover NHL teams. Certain market and industry data estimated by us are based on, or take into account, assumptions made by us in light of our experience of historical trends, current conditions, as well as other factors. Although we believe such assumptions to be appropriate and reasonable in the circumstances, there can be no assurance that such estimates and assumptions are entirely accurate or correct. The purpose of using internal estimates is to provide the reader with important information concerning the industries in which we compete and our relative performance and may not be appropriate for other purposes. Readers should not place undue reliance on internal estimates made herein. The internal estimates contained in this Annual Information Form are expressly qualified by this paragraph.

Trademarks, Business Names and Service Marks

This Annual Information Form includes trademarks, such as BAUER, SUPREME, NEXUS, MISSION, ITECH, MAVERIK, CASCADE, INARIA, and COMBAT which are protected under applicable intellectual property laws and are the property of Bauer Hockey Corp. and Bauer Hockey, Inc. or their respective subsidiaries, as applicable. Solely for convenience, our trademarks and business names referred to in this Annual Information Form may appear without the ™ or ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and business names. All other trademarks used in this Annual Information Form are the property of their respective owners or have been licensed to us. See “Business of the Company — Intellectual Property”.

Presentation of Financial Information

All references to “Fiscal 2013” in this Annual Information Form are to the Company’s fiscal year ended May 31, 2013, to “Fiscal 2012” are to the Company’s fiscal year ended May 31, 2012, to “Fiscal 2011” are to the Company’s fiscal year ended May 31, 2011, to “Fiscal 2010” are to the Company’s fiscal year ended May 31, 2010, to “Fiscal 2009” are to the Company’s fiscal year ended May 31, 2009, and to “Fiscal 2008” are to the Company’s fiscal year ended May 31, 2008.

The Company presents its consolidated financial statements in United States dollars. In this Annual Information Form, references to “$”, “US$”, “dollars” or “U.S. dollars” are to United States dollars and references to “Cdn$” and “Canadian dollars” are to Canadian dollars. Amounts are stated in U.S. dollars unless otherwise indicated.

All of the financial data contained in this Annual Information Form relating to the Company have been prepared using International Financial Reporting Standards (“IFRS”), unless otherwise indicated.

Non-IFRS and Non-GAAP Measures

This Annual Information Form makes reference to certain non-IFRS measures in respect of Fiscal 2013, Fiscal 2012 and Fiscal 2011. These non-IFRS measures are not recognized measures under IFRS and do not have a standardized meaning prescribed by IFRS, and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analyses of the Company’s financial information reported under IFRS.

We use non-IFRS measures such as EBITDA, Adjusted EBITDA and Adjusted Gross Profit to provide investors with a supplemental measure of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS financial measures. We also believe that securities analysts, investors and other interested parties frequently use non-IFRS measures in the evaluation of issuers. We also use non-IFRS measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements. We refer readers to “Non-IFRS Financial Measures” section in our management’s discussion and analysis of financial condition and results of operations of the Company for Fiscal 2013 for the definition and reconciliation of EBITDA, Adjusted EBITDA and Adjusted Gross Profit used and presented by the Company to the most directly comparable IFRS measures.

We caution the reader that in respect of Fiscal 2010, we also make reference to EBITDA, Adjusted EBITDA and Adjusted Gross Profit. However, as used in respect of such periods, such measures are non-Canadian GAAP measures that are not recognized measures under Canadian GAAP and do not have a standardized meaning prescribed by Canadian GAAP. We refer the reader to the “Financial Measures and Key Performance Indicators” section in the management’s discussion and analysis of financial condition and results of operations of the Company for Fiscal 2011 for the definition and reconciliation of EBITDA, Adjusted EBITDA and Adjusted Gross Profit used and presented by the Company to the most directly comparable non-Canadian GAAP measures in respect of such periods presented. We also note that in respect of Fiscal 2009 and Fiscal 2008, we also make reference to EBITDA, Adjusted EBITDA and Adjusted Gross Profit. However, as used in respect of such periods, such measures are non-U.S. GAAP measures.

CORPORATE STRUCTURE

Incorporation and Office

The Company was incorporated under the BCBCA on December 2, 2010, and its name was subsequently changed to Bauer Performance Sports Ltd. Our registered office is located at 666 Burrard Street, Suite 1700, Vancouver, British Columbia, V6C 2X8. The Company’s headquarters and executive officers are currently located at 100 Domain Drive, Exeter, New Hampshire 03833, United States.

Intercorporate Relationships

The organization chart below indicates the intercorporate relationships of our Company and our wholly-owned material operating and certain other subsidiaries together with the jurisdiction of incorporation or constitution of each such subsidiary.

(1)         Bauer Performance Sports Uniforms Corp. acquired substantially all of the assets of Inaria on October 16, 2012.

(2)         BPS Diamond Sports Corp. and BPS Diamond Sports Inc. acquired substantially all of the Canadian assets and U.S. assets, respectively, of Combat Sports on May 6, 2013.

(3)         Bauer Performance Lacrosse Inc., formerly Sport Helmets, Inc., is the sole surviving entity following the reorganization of the Company’s lacrosse operating entities and holding bodies, including Cascade Helmets Holdings, Inc. and Maverik Lacrosse LLC, which was completed on December 31, 2012.

GENERAL DEVELOPMENT OF THE BUSINESS

History

Founded by the Bauer family in Kitchener, Ontario in 1927, Bauer Hockey has focused on design and innovation to produce high-performance sports equipment throughout its history. Bauer Hockey designed and manufactured the first ice skate with the blade attached to the boot and, in 1976, introduced the TUUK blade holder, a predecessor to the holder currently used by more than 83% of NHL players.

In April 2008, an investor group led by the Kohlberg Funds (the “Existing Holders”) acquired the Bauer Hockey Business from Nike. The Company completed an IPO in March 2011 to raise the capital necessary to purchase the Bauer Hockey Business. Immediately after the completion of the IPO, the Company acquired 100% of the Bauer Hockey Business from the Existing Holders in exchange for a combination of Common Shares and Proportionate Voting Shares representing, at that time, a 65.6% equity and voting interest in the Company, plus Cdn$72,967,500 in cash being the net proceeds of the IPO and the partially exercised Over-Allotment Option received by the Company (exclusive of expenses of the IPO and the Over-Allotment Option).

In recent years, we have successfully made and integrated six strategic acquisitions into our performance sports product platform:

•                  completed the acquisition of Mission-ITECH in September 2008 (the “Mission-ITECH Acquisition”), which allowed us to attain the leading market share position in the roller hockey category (with MISSION branded product lines in combination with BAUER branded products), as well as a leading market share position in visors/shields and goalie equipment (with formerly ITECH branded product lines);

•                  completed the acquisition of certain intellectual property assets from Jock Plus Hockey Inc. in November 2009 (the “Jock Plus Hockey Intellectual Property Acquisition”), which strengthened our position in the performance apparel category;

•                  completed the acquisition of Maverik in June 2010 (the “Maverik Lacrosse Acquisition”), which provided us with an authentic, cutting-edge brand in the lacrosse equipment and related apparel markets;

•                  completed the acquisition of Cascade in June 2012 (the “Cascade Acquisition”), which expanded our presence in the lacrosse market and whose industry-leading helmet and headgear products are complementary to our existing offering of lacrosse equipment products;

•                  completed the acquisition of substantially all of the assets of Inaria in October 2012 (the “Inaria Acquisition”), which provided us with full team apparel capabilities, including the design, development and manufacturing of uniforms for ice hockey, roller hockey, lacrosse, soccer and other team sports; and

•                  completed the acquisition of substantially all of the assets of Combat Sports in May 2013 (the “Combat Acquisition”), which expands our high-performance platform into the new sports of baseball and softball, and provides us with intellectual property that will strengthen our R&D portfolio.

The Cascade Acquisition

On June 29, 2012, we completed the acquisition of Cascade. The Company entered into a purchase agreement with Cascade and its stockholders pursuant to which we purchased all of the outstanding shares of the capital stock of Cascade for an aggregate purchase price of $64 million in cash subject to adjustment. In respect of the Cascade Acquisition, the Company filed a Business Acquisition Report on August 7, 2012, a copy of which is available on SEDAR website at www.sedar.com.

In order to fund the Cascade Acquisition, the Company (i) completed a public offering of 3,691,500 Common Shares at a price of Cdn$7.80 per share, including the exercise in full of the over-allotment option, for gross proceeds of Cdn$28,793,700; (ii) completed a concurrent private placement of the equivalent of 642,000 Common Shares at the same price as those sold under the public offering, for gross and net proceeds of Cdn$5,007,600, which were purchased by the Kohlberg Funds (substantially all of the shares issued to the Kohlberg Funds were in the form of Proportionate Voting Shares), and (iii) entered into amendments to its existing credit facilities (the “Amended Credit Facility”). See “Material Contracts — The Amended Credit Facility”.

The Cascade Acquisition has significantly expanded our presence in the growing lacrosse market, through the addition of an industry-leading brand whose helmet and headgear products have been complementary to our existing offering of lacrosse equipment products. The Cascade Acquisition has allowed us to provide retailers with a broader range of performance sports equipment. In addition, the combined product innovation and research capabilities of Bauer Hockey and Cascade have positioned us to expand our lacrosse offering.

The Inaria Acquisition

On October 16, 2012, we completed the acquisition of Inaria. The Company entered into a purchase agreement with Inaria and its stockholders pursuant to which we purchased substantially all of the assets of Inaria for an aggregate purchase price of Cdn$7 million in cash. The Company used its existing debt facility to fund the acquisition.

Inaria, a Toronto-based company, was founded in 1999 and INARIA has become a growing brand in the team sports and active wear industry, providing a full-line of team apparel products, including pro-style jerseys, practice jerseys, socks, warm-up suits and training apparel for both youth sports programs and the most elite-level teams. Named after the Italian soccer phrase “in the area,” Inaria began its business with a focus on soccer uniforms and products and quickly established INARIA as a growing soccer apparel brand. The company’s expertise in developing quality products with competitive pricing and rapid turnaround time quickly propelled the brand into ice hockey and other sports.  Inaria’s co-founders have entered into employment agreements with the Company and remain actively involved in the Company’s uniforms business.  We believe the Inaria Acquisition has strengthened our position in team apparel, establishing Bauer Performance Sports as a “one-stop shop” in this growing segment of the market.

The Combat Acquisition

On May 6, 2013, we completed the acquisition of substantially all of the assets of Combat Sports for an aggregate purchase price of approximately Cdn$4 million in cash, subject to adjustment. The acquisition of Combat Sports was funded from cash on hand.

Combat Sports has been supplying composite and hybrid composite products for both its own COMBAT brand as well as for high-end brand name companies since 1998 in the baseball and softball bat, hockey stick and lacrosse shaft markets. The business has a reputation for its premier and innovative composite technology with the latest composite advancements in performance and durability serving players from the grassroots level to the elite professional levels. Combat Sports and several of its key employees have had a long history of expertise in composite materials, including developing innovative products for NASA, the U.S. Military and several leading manufacturers. By focusing resources in the areas of Combat Sports’ success — baseball, softball and advanced composite technologies — we expect to strengthen the COMBAT brand and grow Bauer Performance Sports’ overall portfolio of high-performing products.

INDUSTRY OVERVIEW

We design, develop, manufacture and sell performance sports equipment for ice hockey, roller hockey, lacrosse, baseball and softball, as well as related apparel and accessories.

Ice Hockey

Ice Hockey Participation Rates and Demographics

Ice hockey is a team sport played in more than 80 countries by more than an estimated six million people. While ice hockey is played around the world, the largest and most significant markets for ice hockey are Canada, the United States and a number of European countries, including the Nordic countries (principally Sweden and Finland), Central European countries (principally the Czech Republic, Germany, Switzerland, Austria and Slovakia) and Eastern European countries (particularly Russia).

Global registered hockey participation rates have increased slightly over the last 10 years, and according to a recent 2013 report by the SFIA, ice hockey participation in the U.S. experienced a 5.2% increase over the last five years, including a 10.9% increase from 2011 to 2012. We believe that the global industry is currently growing at an annual rate in the low-to-mid single digits as growth rates in Eastern Europe (particularly Russia) and women’s hockey have exceeded that of the registered segment as a whole.

Ice Hockey Equipment and Related Apparel Industry

The global ice hockey equipment and related apparel industry has significant barriers to entry and is stable in certain regions and growing in others, such as the U.S., and Russia and other Eastern European countries. Ice hockey equipment and related apparel sales are driven primarily by global ice hockey participation rates (registered and unregistered). Other drivers of equipment sales include demand creation efforts, the introduction of innovative products, a shorter product replacement cycle, general macroeconomic conditions and the level of consumer discretionary spending. Management estimates that the global ice hockey equipment market (which excludes related apparel, such as performance apparel, team jerseys and socks) totalled approximately $650 million in calendar 2012 and is expected to be flat during calendar 2013. Skates and sticks are the largest contributors to equipment sales, accounting for an estimated 62% of industry sales in calendar 2012.

Management estimates that over 85% of the ice hockey equipment market is attributable to three major competitors: Bauer Hockey, Reebok (which owns both the REEBOK and CCM brands) and Easton, each of which offers consumers a full range of products (skates, sticks and full protective equipment). The remaining equipment market is highly fragmented among many smaller equipment manufacturers offering specific products, catering to niche segments within the broader market. Management estimates that Bauer Hockey has the largest share of the market, which we believe is in excess of all other equipment manufacturers combined.

The following table shows our estimated ranking of the three major competitors referenced above, in total and by major product category:

Market Position of the Three Major Ice Hockey Equipment Manufacturers

Company	Total Market	Skates	Sticks	Helmets	Protective	Goalie
Bauer Hockey	#1	#1	#1	#1	#1	#1
Reebok	#2	#2	#3	#2	#2	#2
Easton	#3	#3	#2	#3	#3	n/a

Management estimates that the global ice hockey-related apparel market for calendar 2012 (which includes such items as performance apparel, team jerseys and socks) was approximately $375 million in size (without accounting for the impact of the 2012/2013 NHL lockout), and is growing at an annual rate which we believe exceeds that of the ice hockey equipment market. The related apparel market is more fragmented than the equipment market and includes a variety of larger and smaller participants. We expect consolidation in this market to occur in the coming years, in a manner similar to what has occurred in the ice hockey equipment industry.

Roller Hockey

Roller Hockey Participation Rates and Demographics

Roller hockey is a team sport played principally in the United States, particularly in warmer regions such as California. According to SFIA, there were approximately 493,000 “frequent” roller hockey participants in the United States in 2012 who played at least 13 times during the year, a 22.1% increase over the prior year. In 2012, total participation was reported to be 1.24 million participants, a 10.5% increase in participation from the previous year.

Roller Hockey Equipment and Related Apparel Industry

The roller hockey equipment and related apparel industry shares similar characteristics to the ice hockey equipment and related apparel industry given the similarity of the sports. Management estimates that the roller hockey equipment market generated approximately $25 million in sales in calendar 2012.

Through our MISSION and BAUER brands, we believe we hold the number one and two market share positions in the roller hockey equipment market, and have a substantial lead over our primary competitors, including Reebok, Tour and a few small niche players who compete in sub-categories such as wheels and accessories.

Lacrosse

Lacrosse Participation Rates and Demographics

Lacrosse is a team sport played principally in the United States and Canada. The North American lacrosse equipment and related apparel market is a high growth, emerging sports equipment market underpinned by consistently increasing participation rates.  According to US Lacrosse, lacrosse has been one of the fastest growing team sports in the United States, with participation growing at an annual compound growth rate of 10.0% from 2001 to 2012, with over 720,000 registered players in the United States in 2012. In Canada, we estimate that there are currently 150,000 participants. The drivers of this growth include: (i) the establishment and popularity of the National Lacrosse League and Major League Lacrosse, (ii) the rapid expansion of high school and youth programs, (iii) emerging growth outside of key lacrosse markets in the Mid-Atlantic and Northeastern United States, (iv) enhanced funding and popularity of U.S. college lacrosse programs, and (v) increased visibility of the sport in media and advertising.

Approximately 93% of lacrosse participants in the United States are under the age of 18, with 54% of participants in the youth (15 and under) category and 39% of participants in the high school category. Similar to ice hockey, the high representation of youth in the sport provides the industry with a more frequent product replacement cycle as players grow out of their equipment. The following graphs illustrate the growth in U.S. lacrosse participation for the periods presented and the demographic breakdown of U.S. participation for 2012:

Lacrosse Equipment and Related Apparel Industry

The North American lacrosse equipment and related apparel market is a high growth, emerging sports equipment market underpinned by strong growth in participation rates.

In calendar 2012, the U.S. lacrosse equipment market was estimated to be approximately $100 million in size while the Canadian market was estimated at approximately $10 million in size. Management estimates that the lacrosse market will continue to grow in the range of high single digits to low double digits for the next several years. The lacrosse equipment market is made up of four primary equipment categories: sticks (shafts and heads), gloves, helmets and protective equipment. Representing approximately 45% of 2012 industry-wide U.S. sales, sticks currently make up the largest segment of the lacrosse equipment market.

The lacrosse equipment market is currently led by five major brands: WARRIOR and BRINE (which are owned by New Balance), STX, MAVERIK and CASCADE. Like our two major competitors, we offer a full line of lacrosse equipment products, but our CASCADE helmet leads the helmet category in the lacrosse industry. Through our MAVERIK and CASCADE brands, we estimate our lacrosse market share to be between 25% and 30%.

Baseball and Softball

Baseball is experiencing growth in participation globally and remains one of the most popular sports in the United States, second only to basketball, according to the SFIA. Fast-pitch softball, a sport that is a significant focus for the Combat Sports business of high-performing elite bats, grew by 9.4% from the 2011 to 2012 season. Management estimates that the total market size for baseball and softball in the United States is approximately $500 million, with about one-third of that consisting of bat sales.

Soccer

The most popular and widely-played sport in the world, global soccer participation is estimated to be approximately 265 million, according to FIFA. In 2011, similar reports estimated that there were nearly 1 million registered soccer players in Canada and more than 4.5 million registered players in the U.S. Management estimates the Canadian and U.S. soccer uniform market to be in excess of $300 million, including both registered and recreational players.

BUSINESS OF THE COMPANY

Our Company

We are the world’s leading designer, developer, manufacturer, and marketer of ice and roller hockey equipment. We have the most recognized and strongest brand in the ice hockey equipment industry, and hold the number one market share position in both the ice and roller hockey equipment industries. With an estimated 53% share of ice hockey equipment sales in Fiscal 2013, we have the leading and fastest growing share of the overall ice hockey equipment market, which we believe is in excess of all other brands combined. In roller hockey, we had an estimated 59% share of equipment sales in Fiscal 2013.

We have achieved this leadership position and growth profile in ice hockey by leveraging our world-class performance sports products platform and processes, and are using this platform to expand into new performance equipment and apparel categories and sports markets, which we have recently done successfully in the roller hockey, lacrosse, baseball and softball equipment markets.

The following graphs set forth our estimated overall market share of ice hockey equipment sales and our total net revenues for the periods presented:

(1)                                 Fiscal 2013, Fiscal 2012 and Fiscal 2011 include MAVERIK branded lacrosse equipment and related apparel.

(2)                                Fiscal 2013 includes CASCADE branded lacrosse equipment and related apparel, as well as Inaria’s team apparel business and COMBAT branded equipment.

(3)                                 Fiscal 2013, Fiscal 2012 and Fiscal 2011 figures are reported in IFRS.

(4)                                 Fiscal 2010 figures are reported in Canadian GAAP.

(5)                                 Fiscal 2009 and Fiscal 2008 figures are reported in U.S. GAAP.

As we have increased our market share in both ice and roller hockey, and entered new performance sports categories, our net revenues and Adjusted EBITDA have continued to grow. As illustrated by the graph above (to the right), over the past five fiscal years, our annual net revenues have grown from $219.5 million in Fiscal 2008 to $399.6 million during Fiscal 2013, representing a cumulative annual growth rate of 12.7%, and as illustrated by the graph below, our Adjusted EBITDA has grown from $22.9 million in Fiscal 2008 to $62.3 million in Fiscal 2013, representing a cumulative annual growth rate of 22.2%.

(1)                                 Fiscal 2013, Fiscal 2012 and Fiscal 2011 include MAVERIK branded lacrosse equipment and related apparel.

(2)                                Fiscal 2013 includes CASCADE branded lacrosse equipment and related apparel, as well as Inaria’s team apparel business and COMBAT branded equipment.

(3)                                 Fiscal 2013, Fiscal 2012 and Fiscal 2011 figures are reported in IFRS.

(4)                                 Fiscal 2010 figures are reported in Canadian GAAP.

(5)                                 Fiscal 2009 and Fiscal 2008 figures are reported in U.S. GAAP.

Ice hockey equipment is the cornerstone of our world-class performance sports product platform, which we have repeatedly used to grow our business into new performance equipment and apparel categories and sports markets. In recent years we have:

•                                          completed the Mission-ITECH Acquisition in September 2008;

•                                          completed the Jock Plus Hockey Intellectual Property Acquisition in November 2009;

•                                          completed the Maverik Lacrosse Acquisition in June 2010;

•                                          completed the Cascade Acquisition in June 2012;

•                                          completed the Inaria Acquisition in October 2012; and

•                                          completed the Combat Acquisition in May 2013.

For both ice and roller hockey, our equipment offering includes skates, sticks, under-protective equipment, gloves, pants, helmets, facial protection and goalie equipment. We sell our ice hockey products at various price points and develop them for three performance levels:

•                                          “Elite” — for professional and non-professional elite players, including players in the NHL and other professional leagues around the world who will pay a premium price for the best performing equipment;

•                                          “Performance” — for high-level players (typically between the ages of 12 to 22) who buy technically advanced equipment that provides them a competitive edge; and

•                                          “Recreational” — for recreational players of all ages who seek performance at value pricing.

For lacrosse, we offer a comprehensive line of equipment for all skill levels, including heads, shafts, protective equipment, gloves and helmets. The Combat Acquisition provides us with a broad line of baseball and softball equipment for all ages and skill levels, including baseball and softball bats, batting gloves and protective gear.

Our ice hockey, roller hockey, lacrosse, baseball and softball authentic brands and product offerings provide us with an opportunity to cross-sell and promote a comprehensive line of related apparel and accessories, including performance, team and lifestyle apparel. We believe we can grow our share in each of these categories in the coming years.

We believe we have the largest and most experienced sales force in the ice and roller hockey equipment industries and a very effective sales network in our lacrosse division. In addition, we have an established global distribution network in the major geographic markets where hockey is popular, including Canada, the United States, Europe and Russia.

As a result of the Inaria Acquisition, we have expanded our line of team apparel to include everything from jerseys and bags to warm-up suits and training apparel. With uniforms and expanded team apparel offerings, we are now able to offer a new and unique one-stop shopping opportunity for organizations ranging from youth associations to professional teams. By expanding into a full service provider, we deliver convenience and consistent branding to a traditionally fragmented market.

Our Competitive Strengths

We believe that the following competitive strengths position us well to succeed and grow in the future:

Most Recognized Brands in Ice and Roller Hockey; Powerful Brands in Lacrosse

BAUER is the most recognized brand in the ice hockey equipment industry and has been synonymous with the sport itself for more than 85 years. Generations of adult, junior, and youth hockey players strongly identify with our iconic brand, an image fostered over years of providing top-quality products to recreational through professional players.

We believe that this strong brand recognition is the result of consistent brand communication, our “true to the game” authenticity, and of regularly bringing to market innovative top-quality equipment with superior performance. The strength of the BAUER brand lends credibility to our entire portfolio of authentic brands, including MISSION, MAVERIK, CASCADE and COMBAT, where each brand remains true to its sport. Our brand recognition creates significant barriers to entry in our market as many consumers believe that brands with heritage and authenticity in their sport understand their needs and will provide the best products to improve their game. Additionally, the strength of the BAUER brand leads more retailers to carry our ice hockey equipment products than any other brand and most retailers to carry a full range of our ice hockey equipment products.

In March 2013, we announced a partnership with the British Columbia Hockey League (“BCHL”), one of the top junior organizations in Canada. The exclusive three-year partnership makes Bauer Hockey the league’s official uniform, equipment and apparel provider. The BCHL boasts a tradition dating back to 1961 and this partnership includes 22 players and 10 front office staff on each of the 16 teams. Between the years 2000 and 2010, 69 players were drafted directly from the BCHL onto NHL teams, and the BCHL is the number one feeder league to college hockey programs in the United States. This partnership provides an opportunity to showcase BAUER products in this elite junior league.

Our MISSION brand is the leading brand in the roller hockey equipment industry, and our MAVERIK brand is an authentic, cutting-edge brand which we intend to grow into a market leader in the lacrosse equipment industry. With our CASCADE brand, we are the leading manufacturer and distributor of men’s and youth lacrosse helmets in North America. Cascade’s historic focus on product performance and player protection has led to strong grassroots and word-of-mouth marketing as well as numerous sponsorships. Cascade has been the exclusive helmet sponsor of Major League Lacrosse since 1999, and 14 of the last 18 NCAA Division I national championship teams have exclusively worn CASCADE helmets. We are the exclusive helmet provider for approximately 78% of all NCAA Division I collegiate lacrosse teams, and 45 of the U.S.’s top 50 high school teams.

In May 2013, we acquired Combat Sports, a leading designer of composite baseball and softball bats, hockey sticks and lacrosse shafts.  In addition to adding a strong brand and new sports to the Bauer Performance Sports platform, this strategic acquisition also provides us with valuable intellectual property that can be applied across our portfolio of high performance equipment.  We have already begun to explore combining relevant technologies across hockey and lacrosse into our BAUER and MAVERIK brands, and we are refocusing Combat’s resources in its areas of success — baseball, softball and advanced composite technologies.

Number One and Growing Market Share in the Ice and Roller Hockey Equipment Industries; Number One in the Lacrosse Helmet Market

We have the leading market share in the overall ice hockey equipment market, with an estimated 53% market share in Fiscal 2013, which we believe is in excess of all other equipment manufacturers combined. We believe that we hold the number one market share position in each of our ice and roller hockey equipment categories. For Fiscal 2013, we estimate that we had more than a 65% market share in skates and helmets, more than a 55% market share in roller hockey, and more than a 40% market share in every other equipment category.

We have driven market share growth by introducing new products with performance improvements each year in most of our equipment categories, alternating our three families of products for ice hockey, the VAPOR, SUPREME, and NEXUS lines. Through this strategy, we have grown sales by creating excitement and dialogue at the retail level with retailers and consumers, and have maintained a significant advantage over our competitors who introduce new products less frequently.

In the five major player equipment categories of skates, sticks, helmets, gloves and pants, BAUER is overwhelmingly the top brand demanded and worn by the world’s most elite players. During the 2012/2013 NHL season, nearly 90% of NHL players wore or used at least one piece of our ice hockey equipment. The chart below illustrates the breakdown of use of BAUER branded equipment by NHL players for each of the major equipment product categories during the 2012/2013 NHL season. With less than 25% of NHL players under formal endorsement contracts to exclusively wear BAUER branded equipment head-to-toe during this past season, we believe these statistics demonstrate the best in class nature of our products.

With 2012/2013 Season Concluded, Bauer Maintains Top Position in All Categories

Source: Management Estimates

We now lead the lacrosse helmet market as well. CASCADE is the number one helmet brand in lacrosse, with the largest installed base of helmets across the entire lacrosse market. Our lacrosse business management team estimates CASCADE’s share of the lacrosse helmet market to be approximately 85%.

Industry Leading R&D and Product Innovation

Our objective is to improve player performance and safety at all levels of play through equipment and apparel innovation. Our passionate and committed team of more than 54 designers, developers, engineers and technicians, who work closely with our scientific and research partners, including McGill University, have a world-class reputation and lead the ice hockey equipment industry in continuously bringing to market innovative, often revolutionary, top-quality equipment with superior performance that is trusted by players of all skill levels.

New product launches are planned and initiated by a cross-functional category group who transform consumer and player insights into a category business plan. The execution of the category business plan is supported by a dedicated R&D facility located in St. Jerome, Québec, where we employ a rolling five-year innovation cycle for each hockey equipment product category, resulting in a steady stream of approximately 100 to 150 new hockey equipment product launches each year. In order to ensure the successful execution of new product launches, we fully integrate our manufacturing partners into our R&D program, maintain a strong focus and discipline on cost management, and heavily test prototypes throughout the innovation cycle, including lab tests and on-ice trials by players of every skill level while incorporating consumer and player insights throughout the product innovation cycle.

The Cascade Acquisition allowed us to incorporate Cascade’s M11 ice hockey helmet technology into Bauer Hockey’s existing ice hockey helmet designs. See description of “New BAUER Helmet Line” below. The M11 technology was developed in partnership with Hockey Hall of Famer Mark Messier. The M11 incorporates the innovative ProFit system which improves the 360 degree fit of the helmet on a player’s head, as well as patented Seven Technology, a proprietary impact attenuation system.

On average, from Fiscal 2009 to Fiscal 2013 we spent 3.6% of our annual revenues on R&D, which we believe is substantially more than the next ice hockey competitor. Our significant investment in product innovation enables us to provide superior performing products, which in turn, we believe, generates and sustains significant market share in each of our product categories.

Examples of our unique hockey product innovations over the last eight years include:

Recent Product Innovations

2005

Vapor XXX Skate
One piece quarter

Lightweight carbon outsole

Propelled Bauer to capture over 65% of NHL players and established the Vapor XXX as the top performing skate on the ice

800 grams weight

2006

Supreme ONE90 Skate
New weight record of 770 grams per skate

Proprietary 3D compression molding process allowed tighter fit around the heel and ankle, resulting in a more effective transfer of energy on the ice

Vapor XXX Stick
True one-piece composite stick- "Monocomp" technology

Optimized design with a thinner, more tapered shaft with double concave dimensions for enhance energy efficiency "Pure-Flex profile" and Opti-Feel blade

470 grams weight

2008

Vapor Under Protective Collection
Collection of shin, shoulder and elbow pads with improved range of motion and lower profile against the body

Development of 2-piece molded caps, segmented protective layers and customizable components not only improved fit but actually improved overall protection versus competitive product

Bauer Base Layer
First to introduce a "hockey fit" line of apparel which improved player performance and provided comfort and mobility without compromising full range of motion

2009

Vapor X:60 Stick
Used carbon fiber that was 20% lighter than conventional carbon reinforcements

Superior balance to the stick when stickhandling and passing

Pureshot blade profile delivers a more accurate shot, regardless of the playing style

435 grams stick weight

2010

Supreme Composite Goal Sticks
First composite goal sticks to the market

Only composite goal stick in the NHL

Extremely lightweight and durable, enhancing goalies performance

Supreme TotalONE Skate
New weight record at 695 grams per skate

3-Flex tongue is the first tongue to allow customization of flex profile and angle of attack

Integrated Neck Protective Apparel
Integrated neck protective apparel includes an adjustable integrated Kevlar® neck guard

Bauer has exclusive license to promote Kevlar® fiber protection in this product

Supreme ONE100 Goal Skates
Lightest skate on the market at 840 grams, an average of 200 grams lighter than the competition

Unique VERTEXX cowling

Key features include 20% increased "attack angle" from standard goal cowling and removable 3mm runner, which enhance the goalie's positioning and skating ability

2011

Vapor APX
Release of lightest and most advance skate ever

Vapor APX Stick
The dual density blade provides unmatched feel for puck on pass reception and during stick handling, increases accuracy and overall blade balance as a result of its extreme light weight and overall strength-to-weight ratio

2012

NEXUS
Revolutionary family of hockey equipment that was designed specifically to meet the needs of the game's best player. The NEXUS line of skates offers a wider fit than both of the existing BAUER skate brands. The NEXUS stick line offers a unique flex profile, while the under protective provides a more classic fit that many consumers demand

Supreme TotalONE Goal Pad
Allow goalies to change their flex in seconds by removing and inserting Flex Rods into the pad.

2013

Vapor APX2 Skate
Featuring game-changing technology in new holder which has a unique trigger system that allows players to change dull or broken steel in seconds and an innovative one-piece lacing system to maximize energy transfer

Team Apparel
Bauer expanded its line of team apparel to include everything from uniforms and bags to warm-up suits and training apparel and as a result is a one-stop-shop for its retail partners, associations and professional teams

Reactor Goalie Protective
Newly re-invented line of goal equipment that responds to the demands of a more aggressive 'battlefly' style requiring a softer and lighter pad

We have made several significant new product introductions during the past fiscal year, including:

•                   BAUER VAPOR SKATE LINE — Led by the revolutionary BAUER VAPOR APX2 skate, the new BAUER VAPOR line of skates provides a whole new level of performance, speed and comfort. The BAUER VAPOR APX2 skate features a new ‘trigger’ release in a TUUK LIGHTSPEED EDGE holder which allows players to change out dull or broken steel blades in seconds. This elite-level skate also features X-RIB construction utilizing CURV composite technology, an innovative new lacing system and an ultra-soft three-piece tongue to prevent lace bite.

•                  NEW BAUER HELMET LINE — The BAUER IMS 11.0, IMS 9.0 and IMS 7.0 were unveiled and represent the culmination of combined technologies from the Bauer Hockey and Cascade product development teams. The IMS 11.0 and IMS 7.0 feature Seven Technology and are designed to more effectively manage high and low direct energy transfers. The IMS 11.0 also features PORON XRD for additional impact management and enhanced comfort. The IMS 9.0 features Vertex and PORON XRD for greater protection against linear energy impacts and uses the same shell as the BAUER RE-AKT for consumers that prefer a lower profile look with more aggressive styling.

•                  REACTOR GOALIE PROTECTIVE — The newly re-invented REACTOR line of goal equipment brings back the tradition of quality and performance that made the original series a success more than a decade ago. Built from the inside out based on the needs of the most elite goalies, the new REACTOR series allows Bauer Hockey to service more goalies than ever before, by adding a new family of product to its already-successful line of SUPREME product. The SUPREME series supports a more traditional or defensive style of goaltending while the new REACTOR series responds to the demands of a more aggressive ‘battlefly’ style of goaltending requiring a softer, lighter, more responsive pad.

In roller hockey, we have successfully integrated existing MISSION technology into our product offerings, most notably the patented HI-LO chassis for roller hockey skates. Our St. Jerome R&D team has combined this chassis, which uses two different size wheels on the skate to improve agility and control, with our existing skate boot design to pair the best technologies available in the roller hockey market.

Our lacrosse business also has a track record of product innovation. We have added personnel to drive innovation for our MAVERIK and CASCADE brands, leveraging our proprietary technologies and established R&D program to accelerate our product innovation cycle and revenue growth. MAVERIK and CASCADE branded products have been fully integrated into our performance sports platform. We have enhanced the features and functionality of MAVERIK and CASCADE products, reducing our manufacturing costs, supporting and expanding marketing programs, and extending our distribution reach.

The Combat Acquisition provides us with advanced composite technologies and strong intellectual property to further strengthen our industry-leading research and development capabilities across our platform of high performance sports equipment. We plan to explore and combine relevant composite technologies, where applicable, to strengthen our overall hockey stick and lacrosse offerings under the BAUER and MAVERIK brands.  Combat Sports and several of our key employees in baseball and softball have had a long history of expertise in composite materials, including developing innovative products for NASA, the U.S. Military and several leading manufacturers.

Significant Scale and Strong Manufacturing and Retail Relationships

Our scale and relationships have enabled us to improve our profitability over the last several years and to compete successfully. We have an established comprehensive manufacturing platform with our key suppliers, primarily with facilities in Canada, China, Thailand and Vietnam, where most of our hockey equipment and related apparel is produced exclusively for us at what we believe to be low costs. We have excellent long-term relationships with our manufacturing partners and vendors, whom we fully integrate into our R&D and product development programs.

We also have a highly diversified global network of retailers and distributors, comprised of approximately 829 retailers in Canada, 2,646 in the United States, 613 in Scandinavia and Finland, as well as approximately 61 distributors outside of these countries who sell to over 1,000 retailers in other international markets. Our size also allows us to leverage our marketing and sales expertise to support our retailers in unique ways, such as in-store display units, retail merchandising alliances, order purchasing and inventory management systems, grassroots product demos and education, and digital and social media initiatives.

The Maverik Acquisition and the Cascade Acquisition, combined with Bauer Hockey’s existing retail platform, has already achieved acquisition-related synergies. The Company now cross-sells its MAVERIK branded equipment and CASCADE branded helmets, which are complementary product offerings, to an increased customer base. The Cascade Acquisition has allowed the Company to provide retailers with a broader range of performance sports equipment. In addition, many lacrosse players own multiple helmets due to the convention of purchasing customized helmets that match their various team uniforms. This convention is currently uncommon in the hockey market, as most hockey players only own one or two generic colored helmets, regardless of the number of teams they play on throughout the year, but is seen as a potential growth opportunity.  We believe that the addition of Cascade’s Liverpool production facility and quick turnaround capabilities can be utilized to offer hockey retailers and teams at all levels customized products, which will serve the increasing market demand for custom and team hockey helmets.

Our strategic acquisition of Inaria allows us to enter a new sport, soccer, and becomes a one-stop-shop for our retail partners with our new capability to provide customized team uniforms and apparel.  Our uniforms business has an established foundation in this area for soccer, but we are expanding this team apparel offering across our high performance sports platform, including hockey, baseball, softball and lacrosse.  With a growing number of associations in all sports demanding branded team apparel, Inaria’s ability to offer full finishing and embellishment services at its headquarters in Toronto helps our retail partners deliver a fully customized service to its customers.

Combat Sports manufactures high performance baseball and softball bats that feature many proprietary and patented materials and designs.  The company utilizes an innovative manufacturing process that incorporates liquid resin technologies during production, which results in added product durability as well as cost efficiencies.  Combat Sports has maintained valuable relationships with its key retail partners, including Dick’s Sporting Goods, Sports Authority, Champs, and Modell’s.

Strong Cash Flow Generation

Our Adjusted EBITDA, together with our relatively low level of capital expenditures and attractive tax position, allow us to generate cash flows to invest in R&D, pursue acquisitions and other growth initiatives, and reduce our indebtedness.

In Fiscal 2013, the Company generated an Adjusted Gross Profit Margin of 38.3% and an Adjusted EBITDA Margin of 15.6% as compared to an Adjusted Gross Profit Margin of 38.7% and an Adjusted EBITDA Margin of 13.7%, respectively, in Fiscal 2012. In Fiscal 2011, we generated an Adjusted Gross Profit Margin of 40.2% and an Adjusted EBITDA Margin of 14.2%. See “Explanatory Note - Non-IFRS and Non-GAAP Measures”.

Our ordinary course operations require minimal capital expenditures given that we manufacture most of our products through our manufacturing partners. Our capital expenditure requirements have averaged 1.6% of net revenues for the past three fiscal years ended May 31, 2013.  Going forward, to support our growth and key business initiatives, we anticipate moderately higher levels of capital expenditures and investment.

We also benefit from an attractive tax position with, as of May 31, 2013, approximately $4.7 million of non-capital loss carry-forwards in Canada and approximately $64.5 million of available tax deductions in Canada and the United States relating to intangible assets.

Experienced and Committed Team with a Track Record of Innovation and Growth

We are led by an experienced and committed management team with a proven track record of successfully introducing and marketing innovative products, integrating strategic acquisitions, and implementing successful growth strategies. Led by Kevin Davis, our President and CEO, who has been with the Company for more than 10 years, our senior management team has an average of over 15 years experience in the hockey, sporting goods and consumer product industries, including with Nike, Procter & Gamble, Unilever and the Boston Bruins. On a company-wide basis, our dedicated and passionate employees have been with us for an average of approximately 7.5 years, which we believe represents a strong commitment to our Company and an enthusiasm for team sports.

In recent years, our management team has developed and is executing a growth strategy focused on substantial product innovation and R&D. Over the last few years, our team has also executed key strategic initiatives to distinguish ourselves from our competitors, including:

•                                          Introduction of a Two Season Product Launch Schedule — We were the first in the hockey equipment industry to create a schedule of two annual product launches, the first being the “Back-To-Hockey” season which runs from April to September and the second being the “Holiday” season which runs from October to March. Our two season product launch schedule has since become the industry standard.

•                                          Category Management Approach — We were the first in the hockey equipment industry to organize cross-functional teams dedicated to specific product categories (e.g. skates). This category dedication has enabled us to better target the needs of consumers and retailers and respond more quickly to the specific market dynamics within each product category. We believe this approach will continue to drive growth in each of our product categories.

•                                          BauerWorld — An annual, multi-day customer event where we showcase our new hockey equipment and apparel products, and conduct retailer education seminars. Our BauerWorld 2013 (held in October 2012) hosted approximately 575 attendees from over 25 countries. BauerWorld helps support sales by demonstrating our technological innovations and commitment to our retailer base. BauerWorld is the only tradeshow of its kind that is exclusive to a single hockey equipment manufacturer.

•                                          CustomerOne — A platform of competency training, processes and tools that jointly maximize the partnership between Bauer Hockey and its customers. The initiative includes regular retail management education, web-based order facilitation, and online inventory management tools, including the ability to place and check orders and inventories twenty-four hours a day, seven days per week. Today, approximately 48% of our hockey orders are received on-line through our CustomerOne web portal.

•                                          Integrating Strategic Acquisitions into our Platform — In recent years, we have successfully integrated six strategic acquisitions into our platform: the Mission-ITECH Acquisition, the Jock Plus Hockey Intellectual Property Acquisition, the Maverik Lacrosse Acquisition and the Cascade Acquisition, and we are now integrating the Inaria Acquisition and the Combat Acquisition. We have brought together the most talented members of each group to form a superior combined management team across the pertinent performance sports equipment and related apparel industries.

Our Performance Sports Products Platform is Driving Growth

Our competitive strengths have driven our success in the ice hockey equipment market. These strengths are core elements of what we believe are a world-class performance sports products platform that is unique to our industry. We believe we can successfully apply this platform to other performance sports categories and markets.

Our platform consists of:

•                                          strong and authentic brands;

•                                          industry leading R&D and innovation;

•                                          deep knowledge of consumers and players;

•                                          defensible, proprietary technologies and patents;

•                                          effective global marketing;

•                                          extensive global retail and distributor networks; and

•                                          global, cost-efficient manufacturing operations driven by scale and strategic partnerships.

This platform is supported by our experienced, passionate and dynamic performance sports products team that has been successful in identifying and integrating complementary brands and technology assets which, with the benefit of our platform, have contributed to accelerated market share growth and improved margins.

In the last five years, we have:

•                                          Completed the Mission-ITECH Acquisition in September 2008, which allowed us to attain the leading market share position in the roller hockey category (with MISSION branded product lines in combination with BAUER branded products), as well as a leading market share position in visor/shields and goalie equipment (with formerly ITECH branded product lines). Our platform also enabled us to reduce costs for those products significantly.

•                                          Completed the Jock Plus Hockey Intellectual Property Acquisition in November 2009, which strengthened our position in the performance apparel category. This intellectual property, combined with our performance product development expertise, strong marketing, and extensive distribution channels, has resulted in a 665.0% sales increase in the performance apparel category from Fiscal 2009 to Fiscal 2013.

•                                          Completed the Maverik Lacrosse Acquisition in June 2010, which provided us an authentic, cutting-edge brand in the lacrosse equipment and related apparel market. We believe that MAVERIK is poised to become a market leader when it fully realizes the benefits of our platform. From the completion of the Maverik Lacrosse Acquisition through the end of Fiscal 2013, Maverik’s net revenues increased at an annual growth rate of approximately 30%.

•                                          Completed the Cascade Acquisition in June 2012, which expanded our presence in the lacrosse market and whose industry-leading helmets and headgear products are complementary to our existing offering of lacrosse equipment products.

•                                          Completed the Inaria Acquisition in October 2012, which provided us with full team apparel capabilities, including the design, development and manufacturing of uniforms for ice hockey, roller hockey, lacrosse, soccer and other team sports.

•                                          Completed the Combat Acquisition in May 2013, which expands our high-performance platform into the sports of baseball and softball, and provides us with intellectual property that will strengthen our R&D portfolio.

We intend to make further strategic acquisitions of complementary sports equipment and/or related apparel companies that are, or have the potential to become, market leaders in their relevant category, whether in hockey, lacrosse, baseball and softball or other performance sports. We believe that our existing platform and scale enables us to materially enhance the success of an acquisition by leveraging our industry-leading technical expertise, low-cost manufacturing, marketing resources and distribution relationships.

Products

We offer a complete line of head-to-toe performance-driven equipment for players in every major ice and roller hockey market in the world. Our equipment offering includes skates, sticks, protective equipment, helmets and goalie equipment for both ice and roller hockey. Our ice hockey products are sold at various price points and are developed for and targeted to three performance levels:

•                                          “Elite” — for professional and non-professional elite players including players in the NHL and other professional leagues around the world who will pay a premium price for the best performing equipment;

•                                          “Performance” — for high-level players (typically between the ages of 12 to 22) who buy technically advanced equipment that provides a competitive edge; and

•                                          “Recreational” — for recreational players of all ages who seek comfort and value.

With our MAVERIK and CASCADE brands, we offer a comprehensive line of lacrosse equipment for all ages and levels of skill. With the COMBAT brand, we now offer a broad line of baseball and softball equipment for all ages and levels of skill.

The following table provides a breakdown of our major product categories for each of our performance sports:

Product Type	Primary Characteristics and Performance Features	Market Position
ICE HOCKEY
Skates

•                  Multiple patented boot construction methodologies highlighted by our elite-level 3D-lasting boot construction that optimizes player performance based on skating style and fit characteristics.

•                  TUUK LIGHTSPEED EDGE holder technology provides the player with increased turning radius and the ability to remove and insert a new runner in seconds.

•                  Approximately 71% of NHL players wore BAUER skates during the 2012/2013 NHL season.

#1

Sticks

•                  Three families of sticks (VAPOR, SUPREME and NEXUS) that utilize different technologies to offer players distinct shapes, flex points, blade constructions, and shaft textures — all designed to optimize performance for each individual player.

•                  The elite sticks utilize many patented and exclusive technologies making what we do best in class and almost impossible to copy.  Some of these technologies are utilized in our performance and recreational products as well.

•                  The new PRODIGY family of sticks is designed with the first time hockey player and first time hockey family in mind focusing on making the experience as enjoyable as possible. Three heights with their own specific flexes, and end plug that replicates a taped stick end and simple graphic instructions on the blade and handle to show how to tape a stick should they not know how.

•                  MYBAUER.com offers individual players the opportunity to order a custom stick from a broader menu of colors, curves, flexes and a custom “name bar”.

#1

Protective

•                  Three families of gloves that deliver unique fits to meet player preferences.

•                  Three families of shoulder pads, elbow pads and shin pads and two families of pants that utilize different technologies to deliver distinctly different levels of mobility and protection.

#1

Helmets

•                  12 fully-certified helmets, utilizing over seven different impact absorbing liner materials and multiple tool-free fit adjustment mechanisms to deliver optimal protection through fit characteristics and lab-tested impact absorption.

•                  Advanced protection is combined with a streamlined design, aggressive styling and improved ventilation for elite protection and performance.

•                  Utilizing patented Seven Technology™ impact attenuation liner system featuring PORON® XRDTM to more effectively manage energy transfer, along with the ProFit2™ system which is a 15 point micro adjustment for a customized fit, makes the IMS 11.0 helmet another pinnacle Bauer Hockey offering.

#1

Goalie

•                  We have two distinct series of goal protective gear (leg pads, gloves & blockers) that meet the needs of goalies from the pond to the NHL.  Built into all BAUER protective gear is an industry leading amount of customization and adjustability.

•                  BAUER is the Official Mask of the NHL and the #1 mask at every level around the world. With three styles of masks we are able to offer the fit, function and protection for every goalie.

•                  BAUER is the market leader in goal skates. We have two families of goal skates that offer goalies the latest in weight and technology or classic fit and performance.

•                  BAUER is the only composite goal stick used in the NHL. The SUPREME and REACTOR families offer two different shapes to provide goalies with their desired performance.

#1

ROLLER HOCKEY
Roller Hockey

•                  Roller hockey specific design and technology featuring ventilated toe caps, quarters and tongue to keep players feet cool on the court.

•                  Patented HI-LO Chassis technology optimizes agility and overall performance.

#1

LACROSSE
Heads and shafts

•                  Heads that cater to all player levels and regulatory requirements. Our newest head, the METRIK, will be made in the U.S.  Designed and engineered for maximum stiffness and durability.  Made with a LEVEL 3 Bottom Rail and a DUAL DESIGN SCOOP for the perfect blend of power and accuracy.

•                  Top quality materials highlight our advanced and expert-level shafts. Titanium, scandium and 9000 series aluminum provide one of the most durable and lightweight sticks on the market. Tactile grip provides superior control and feel.

N/A

Protective and gloves

•                  Maximum protection, comfort and flex are available across all of our protective lines. Designed with DILLO flex technology, our Expert and Advanced level protective products allow for compact and lightweight pads and gloves that bend with the player.

•                  Newly developed Anaform Technology utilizes a unique molding process that allows for ultra-lightweight protection that is curved to the contour of the human body. This technology is utilized in our new 2014 arm pad and shoulder pad lines.

•                  Expert, Advanced, Intermediate and Beginner gloves are all designed for comfort, performance and durability. Utilizing seamless palms, DILLO flex technology and lightweight materials, our gloves provide the player with proper fit and protection.

N/A

Helmets

•                  CASCADE’s lacrosse helmet offering is comprised of five models of men’s and youth lacrosse helmets, which can be collectively customized with over 750,000 different colour combinations.

•                  The R helmet marks the most advanced impact management system Cascade has ever created.  The patented SevenTech™ liner combined with PoronXRD™ Foam addresses both high and low energy impacts.

#1

BASEBALL AND SOFTBALL

•                  Exclusive Precision Molding Technology uses computer-controlled tooling to define both outer and inner barrel diameters with precision control and accuracy. This leads to an ultra-consistent product every single time.

•                  Seamless Construction Technology is the process by which thousands of continuous strands of fiber run “seamlessly” from knob to end cap on the bat. This leads to increased durability and supreme performance over a wider area of the bat, one of the contributing factors in Combat having on average a 15% larger “sweet spot” then its closest competitor.

•                  One Piece bats are ideal for the players who want to “feel” the bat working as well as the stronger player with higher swing speed who requires the stiffness that a One Piece bat provides.

N/A

Research and Development

The BAUER brand was founded on and exemplifies the principles of performance, innovation and quality. We constantly strive to improve product performance and reduce costs through the use of biomechanical research, high performance materials, efficient manufacturing processes and valuable consumer insights. We believe that the application of next-generation manufacturing technology solidifies the Company’s position as the industry leader in ice and roller hockey equipment and is being applied to drive the MAVERIK and CASCADE brands in lacrosse and the COMBAT brands in baseball and softball.

We have a disciplined, rolling, multi-year product development program or road-map through which we bring new products to market in an organized and efficient manner. Across all of our ice and roller hockey equipment categories, we typically launch approximately 100 to 150 new products each year. To support the successful execution of our new product launches, we fully integrate our manufacturing partners into our R&D program, incorporate advanced materials into our product design to create lighter, more durable products, maintain a strong focus and discipline on cost management, and heavily test our prototypes throughout the development phase, including with lab tests and on-ice trials by elite and high-level players. We believe that this collaborative process yields better ice and roller hockey equipment and will yield similar benefits for our lacrosse, baseball and softball businesses.

Our five-year innovation cycle begins with product concepts and valuable consumer insights. Over the course of the design and development cycle, we complete prototyping, materials sourcing, manufacturing, and on-ice testing, and typically reach the final production stage in year five. Bauer Hockey’s five-year product innovation agenda can be depicted as follows:

We utilize a variety of strategic partnerships to enhance our R&D activities, including a long-standing, exclusive research program with McGill University in conjunction with the Natural Science and Engineering Research Council of Canada. We conduct research and gather and analyze a variety of physical data by, for example, studying biomechanics such as the pressure points in the foot of a skater or the way a player influences a stick’s bend during a slapshot. This research allows us to evaluate the mechanical function and technical specifications of all of our equipment offerings, particularly with respect to performance and safety, which contributes to our goal of continuously improving the performance of our equipment. We believe that these partnerships provide us with invaluable data and insight to assist us in developing next-generation products.

In order to protect our innovations, we have a substantial library of intellectual property assets. The Bauer Performance Sports portfolio includes 418 patents (including design patents) and 320 trademarks, and we have 73 additional patents pending today. We believe that our portfolio of intellectual property, which we vigorously protect, is a strategic competitive advantage.

With more than 85 years of experience in developing hockey equipment, Bauer Hockey has a long history of designing and manufacturing innovative helmets, with a core emphasis on player protection. This commitment to player safety was further displayed in May 2012 with the introduction of the BAUER RE-AKT helmet - the first hockey helmet designed to specifically manage the multiple types of hits in the game, including rotational-force impacts, which have been scientifically proven to cause significant head injuries. Featuring multiple proprietary technologies that were developed over two years of product research and testing, the BAUER RE-AKT helmet is uniquely designed to withstand low-energy impacts and high-energy impacts, as well as rotational impacts. In October 2012, Bauer Hockey introduced the new BAUER IMS 11.0 and IMS 9.0, featuring the new Seven Technology. This helmet line is the culmination of combined technologies from Bauer Hockey and Cascade product development teams, and the helmets are designed to more effectively manage high and low direct energy transfers. The BAUER IMS 11.0 also features PORON XRD for additional impact management and enhanced comfort. The IMS 9.0 features Vertex and PORON XRD for greater protection against linear energy impacts and uses the same shell as the BAUER RE-AKT.

We work closely with athletes at all levels to provide insights that help us develop new equipment, including some of the world’s top professionals.  We have exclusive partnerships with NHL athletes such as Patrick Kane, Alexander Ovechkin, Steven Stamkos and Henrik Lundqvist who wear BAUER equipment exclusively and also work with us to provide insight and guidance to our industry leading research and development team as we develop the most advanced hockey equipment in the industry.

In October 2012, Bauer Hockey launched a multi-faceted global initiative, “Grow the Game”, with a goal of adding 1 million new players to the game by 2022.  Along with Hall of Famer Mark Messier, who joined Bauer following the Cascade Acquisition, Bauer Hockey is partnering with Hockey Canada and other governing bodies on this effort to better understand why non-hockey families choose not to play hockey and to develop pilot programs aimed at breaking down these barriers.  The initial program will begin in Canada and future phases will expand into the United States and other regions of the world.

With the Combat Acquisition, we plan to explore and combine relevant composite technologies, where applicable, to strengthen our overall hockey stick and lacrosse offerings under the BAUER and MAVERIK brands, respectively. The acquisition provides us with advanced composite technologies and strong intellectual property to further strengthen our industry-leading research and development capabilities across our platform of high performance sports equipment and to expand that platform into the new sports of baseball and softball.

Customers

In Fiscal 2013, 34% of our total sales (including all performance sports) were in Canada, 40% in the United States, and 26% the rest of the world.  Our four largest customers together accounted for approximately 29% of the Company’s sales in Fiscal 2013, with one customer accounting for 11% of our sales.

Fiscal 2013 Net Revenues by Region

Bauer Hockey has established a global sales and distribution network to service a broad and diverse customer base comprised of more than 4,149 retailers and distributors in the major geographic markets where hockey is popular - Canada, the United States, Western Europe, the Nordic countries, and Russia and other Eastern European countries. Bauer Hockey sells directly to our customers in Canada, the United States, and the Nordic countries. In Fiscal 2013, approximately 84% of our ice hockey equipment sales were to these markets.  In these jurisdictions, our customers are typically independently-owned specialty hockey retail stores and large sporting goods retailers.

Bauer Hockey sells through distributors outside North America and the Nordic countries. In Fiscal 2013, approximately 16% of our ice hockey equipment sales were to distributors representing over 1,000 retail outlets globally, providing us access to the world’s largest hockey markets outside North America and the Nordic countries. We believe that larger, more established equipment manufacturers like Bauer Hockey are able to more effectively serve the spectrum of retail channels globally, through established relationships and developed distribution capabilities.

Our lacrosse business exclusively sells its products through dealers and retailers, with minimal direct sales to end-consumers. In Fiscal 2013, approximately 85% of our lacrosse revenues were generated from lacrosse specialty and independent dealers, who then sell through to individuals, teams and institutions. The remaining 15% of our lacrosse revenues were from big box retailers and sporting goods retail chains, primarily on an exclusive basis. Through our grassroots and product-focused marketing approach, we have developed a diverse customer base, with no customer representing more than 13% of total Fiscal 2013 sales.

Combat Sports’ sales and distribution network focuses primarily on North America. Combat Sports’ customers are made up of online stores, big box retailers, sporting goods chains and baseball specialty dealers.

Baseball revenues are also generated via direct sales to end-consumers through team buy-in programs. Combat Sports’ products are geared towards the high-end baseball and softball market which is currently served by the various retailers described above. This range allows for a wide variety of customers.

Inaria sells its products directly to teams and associations. In Fiscal 2013, over 60% of revenues were generated in Canada. The primary soccer product being sold is a “player kit” that includes a jersey, a short and a matching sock for each member of the team or association. Each player kit is sized and personalized with team identifiers and numbering. Revenue is also generated from supplemental products such as off-field apparel, balls, bags and coaching accessories.

Global Manufacturing, Sourcing and Distribution

Sourcing and Manufacturing

Bauer Hockey manufactures the majority of its hockey equipment with an exclusive vendor base. Over 90% of our overseas production is located in China and Thailand. The remainder of our hockey products are manufactured either at non-exclusive facilities or at our in-house manufacturing facility in St. Jerome, Québec. Quality control for our products manufactured in Asia is maintained from St. Jerome. We also have an office in Taichung, Taiwan, where we have a dedicated staff responsible for liaising with internal resources located in Thailand and China and with our vendors regarding production.

Bauer Hockey’s suppliers and manufacturers are contractually bound by strict security and privacy provisions to ensure the protection of our proprietary trade secrets. We have agreements with our manufacturing partners that renew automatically every two years, and many of our manufacturing relationships are greater than 10 years in length and, in some cases, over 30 years. In the event there are performance issues with our manufacturers, we retain the right to terminate any of our agreements with no more than 30 days’ notice. In our core product categories, we dual-source many products to mitigate any risk of supply disruptions. In addition, we employ strategies with our vendors to reduce the variability of material price increases over certain time periods.

We believe that we have one of the lowest manufacturing costs amongst our hockey equipment competitors based on our manufacturing scale and infrastructure, coupled with our distribution network and R&D processes. We strive to obtain the lowest costs for materials and manufacturing of our products. In doing so, we seek alternative sources of supply and manufacturing capacity in existing and new markets.

Our lacrosse business operates a single 72,000 square-foot manufacturing facility in Liverpool, New York, with multiple production lines. As most of our lacrosse business’ component suppliers and vendors have facilities located within 300 miles of this facility, we are able to manufacture and ship individualized products within a 48-hour turnaround time from order confirmation to shipping on custom helmet orders.  Our lacrosse business provides its specialty dealers and retailers with strong customer service and product customization capabilities, which are particularly important for the many school and travel lacrosse teams that customize the color schemes of their helmets as part of the team uniform. These unique attributes have enabled our lacrosse business to develop long-term relationships with its retailers while also building strong industry-wide brand recognition.

Our uniforms business sources raw material and work in process primarily from suppliers in Asia and finishes production at a facility in Toronto.  Our Combat Sports business manufactures substantially all of its finished goods at the Ottawa manufacturing facility.

Distribution

Our ice and roller hockey products are sold in over 40 countries through a distribution network of more than 3,700 retailers and distributors worldwide. We distribute our products to retailers and other distributors through our facility in Mississauga, Ontario, as well as through third-party logistics providers in Aurora, Illinois and Boras, Sweden.

Our lacrosse products and whitewater helmets are sold in 10 different countries through a distribution network of more than 600 retailers and distributors worldwide.  We manufacture and deliver all of our lacrosse helmet products to retailers and other distributors through our facility in Liverpool, New York and our lacrosse equipment products through our facility in Aurora, Illinois.

Inaria soccer products are sold directly to teams, clubs and associations across North America.  All products are embellished and ship from our 40,000 sq. ft. facility located in Toronto, Ontario.

Combat Sports’ products are sold through a distribution network of more than 1,700 retailers and distributors in North America and Europe. We distribute our products to retailers and other distributors through our facilities in Ottawa, Ontario and Kent, Washington. We also offer direct to consumer distribution through the Shopatron ecommerce program, which allows consumers to directly access Combat Sports’ website and make purchase orders that are filled by the closest participating dealer. This program allows consumers to have the confidence of buying from a manufacturer and allows us to utilize our dealer network to fill orders.

Facilities

Our sales and distribution offices are located worldwide as shown in the table below.

Location	Type	Facility Size (Sq. Ft.)	Leased/ Owned	Lease Expiry Date

Exeter, New Hampshire	Global Headquarters	54,825	Leased	April 30, 2023

St. Jerome, Québec	R&D and Manufacturing	174,600	Leased	September 5, 2014

Mississauga, Ontario	Sales, Marketing, and Distribution	333,888	Leased	September 30, 2016

Vantaa, Finland	Sales	1,620	Leased	June 30, 2015

Gothenburg, Sweden	Sales, Administration, and Marketing	6,765	Leased	September 30, 2014

Rosenheim, Germany	Sales and Marketing	3,175	Leased	May 15, 2014

Taichung, Taiwan	Asian Sourcing Organization	2,300	Leased	May 15, 2015

Irvine, California	Roller Hockey (Sales and Marketing)	3,915	Leased	December 31, 2014

New York, New York	Lacrosse (Sales and Marketing)	6,000	Leased	March 31, 2016

Liverpool, New York	Lacrosse and Hockey (All Functions)	72,000	Leased	May 31, 2016

Toronto, Ontario	Apparel	40,000	Leased	January 6, 2017

Kent, Washington	Baseball and Softball	13,599	Leased	October 31, 2014

Ottawa Ontario	Baseball and Softball	5,000	Leased	October 31, 2013

Ottawa Ontario	Baseball and Softball	12,540	Leased	October 31, 2013

Environment

We are not aware of any material environmental problems with respect to any of our operations or facilities. Existing applicable environmental laws and requirements have not had any adverse financial or operational effects on our capital expenditures, earnings or competitive position and we do not anticipate that continuing compliance with such laws and requirements will have a material adverse effect upon our expenditures, earnings or competitive position in future years.

Intellectual Property

We have an extensive portfolio of intellectual property which creates a strategic competitive advantage and can be applied to new performance equipment sports categories. Our portfolio includes 418 patents (including design patents) and 320 trademarks, and we have over 73 additional patents pending today. We protect our technologies, products and brands under the patent, copyright and trademark laws of those countries in which we do business.

Our extensive intellectual property portfolio is highlighted by the following assets that provide product performance for players and help protect key features of our innovative products:

•                                          The construction of a skate boot — multiple patents that (i) define the use of a plastic insert in the boot, (ii) define a one-piece construction, and (iii) define the method of lasting the skate. Ongoing evolutions and patent protection continue to provide significant barriers to entry for existing competitors and all newcomers.

•                                          TUUK skate blade holder — the leading skate blade holder trademark registrations have been and continue to be vigorously and successfully defended. While the product evolutions provide an unmatched feel and performance, the trademark registrations have also restricted competitors from developing a product that could even be visually mistaken for the TUUK skate blade holder.

•                                          Base Layer Shirt with Integrated Neck Protection — as momentum builds for mandatory use of neck protection across more countries and levels of play, these patents provide the exclusive ability to permanently attach standardized cut-proof neck protection to a baselayer undershirt.

•                                          HI-LO chassis for roller hockey — the unparalleled standard for performance in roller hockey, the patents provide the ability to use two back wheels that are larger than the two front wheels.

•                                          All research stemming from the McGill University studies.

Our intellectual property portfolio is highlighted by the following assets that provide product performance for players and help protect key features of our innovative products:

•                                          High performance composite baseball bats - multiple patents that (i) define the use of various fibers and angles in a composite bat laminate (ii) define a set of physical properties that allow a bat to achieve a high performance with minimal vibration, and (iii) defines a novel layer of three-dimensional reinforcement that imparts greater durability.

•                                          A family of inserts to impart various desired characteristics on a family of modular bats - a patent that defines a set of differentiated inserts that can be used inside a common frame to impart specific properties for particular bats, such as a wider sweet spot, higher durability, or lighter weight.

•                                          Combat Sports has significant experience embodied in many trade secrets related to manufacturing advanced composite sporting goods and other products using our proprietary seamless construction and precision molding process. This knowledge enables many advanced composite products to be manufactured with greater quality and efficiency, and provides a significant competitive advantage over existing and potential competitors.

In addition, we own a significant number of trademarks including BAUER, SUPREME, NEXUS, MISSION, ITECH, MAVERIK, CASCADE, INARIA, and COMBAT. Other significant trademarks include COOPER, JOCK PLUS and TUUK, as well as LANGE, MICRON, DAOUST, MEGA, LASER, and FLAK.

At the time of the sale of the Bauer Hockey Business by Nike, Nike granted to us an exclusive, worldwide, royalty-free, perpetual limited license to use the VAPOR brand in connection with the manufacture and sale of certain products, subject to the terms and conditions set out in the Vapor License Agreement. See “Material Contracts — The Vapor License Agreement”. Pursuant to a co-existence agreement, Nike assigned to us its ownership of the SUPREME brand with respect to hockey and skating equipment and related apparel.

Information Technology

We use our information systems to manage our customer orders, deliveries and manufacturing processes. We primarily operate a global SAP infrastructure. We have a globally integrated business-to-business system for our sales representatives and retailers, CustomerOne, which facilitates approximately 48% of our hockey-related orders. Along with other business systems, these tools provide business process support and intelligence across our entire integrated business process, from concept to consumer. In order to protect our ability to conduct business, several risk mitigation techniques are used across our hardware and network equipment, and telecommunications.

Competition

The market for the Company’s products is highly competitive. We compete in ice and roller hockey, lacrosse, baseball and softball on the basis of brand image and recognition, innovation, performance, price, quality, style and distribution. Our principal competitors in the ice and roller hockey equipment industry are Easton and Reebok (which includes the REEBOK and CCM brands). We also compete with other hockey equipment manufacturers who focus on certain equipment categories such as gloves, skates, sticks or goalie equipment. These competitors include, but are not limited to, Warrior, Graf, Vaughn, and Sher-Wood/TPS. In lacrosse, our principal competitors include but are not limited to New Balance (which owns the WARRIOR and BRINE brands), STX, Reebok/Adidas, and Gait, who compete with us in most lacrosse products including shafts, heads, protective equipment and helmets. In baseball and softball, we compete with a number of international brands which include, but are not limited to, Easton-Bell Sports, Rawlings Sporting Goods, Worth Sports, Wilson Sporting Goods, Hillerich & Bradsby and Mizuno Corp.

In each of the related apparel markets, including performance, team and lifestyle categories, we compete against other global sporting goods and/or apparel manufacturers, including Nike and Under Armour, in addition to most of the companies described above in the respective equipment industries.

Employees and Culture

We have an innovative and energetic culture. Our entire Bauer Performance Sports team is passionate about our brands, our businesses, ice and roller hockey, lacrosse, baseball and softball and sports in general. Most of our employees are involved in hockey, lacrosse, or baseball and softball outside of work in one manner or another. Our employees’ commitment and dedication to our company is supported by their significant length of service. Our employees have been with the Company an average of approximately 7.5 years.

As of May 31, 2013, we had 597 employees, of which 313 were employed in Canada, 226 in the United States and 58 in other countries. Of these 597 employees, 257 were engaged in manufacturing and supply chain operations, 102 in marketing and sales, 77 in R&D, 52 in customer service and 109 in administration, finance, accounting, information systems, legal, and human resources.

No employees in the United States are represented by any labour union or covered by a collective bargaining agreement. In Canada, certain of our employees are represented by unions. In Mississauga, Ontario, approximately 54 of our employees belong to the Glass, Molders, Pottery, Plastics and Allied Workers International Union and are subject to a three-year collective bargaining agreement which expires in July 2014.  In St. Jerome, Québec, 28 of our full time employees are members of the United Steelworkers Union of America and are subject to a five-year collective bargaining agreement expiring in November 30, 2017.  We have not experienced any labour-related work stoppages and we believe that our relationship with our employees is good.

Seasonality

Our business demonstrates substantial seasonality. We currently launch new hockey products over two seasons each fiscal year - the April to September period which we classify as the “Back-To-Hockey” season and the October to March period which we classify as the “Holiday” season. Generally, our highest sales volumes occur during the peak of the “Back-to-Hockey” season during the first quarter of our fiscal year, from June to August. The majority of our sales volumes for our “Holiday” season occur during the second quarter of our fiscal year.

•                                          We typically launch core hockey products (excluding composite ice hockey sticks) in the “Back-to-Hockey” season, from April through September.

•                                          Composite ice hockey stick products (among other products such as seasonal apparel and roller hockey equipment) have typically been launched during the “Holiday” season, in October through March, although Bauer Hockey is transitioning to a schedule which will result in sticks being launched both in the “Back-to-Hockey” and “Holiday” seasons.

•                                          In ice hockey, we have three families of products — VAPOR, SUPREME and NEXUS. In certain seasons, we will launch new products under more than one family (for example, in our 2012 “Back-to-Hockey” season, we launched new products under the SUPREME and NEXUS brands while in our 2013 “Back-to-Hockey” season we launched new products under the VAPOR brand only). The launch timing of our products may change in future periods.

•                                          Roller hockey products are typically launched at retail during the “Holiday” season, from October through March.

•                                          The launch of MAVERIK and CASCADE lacrosse products overlaps substantially with the “Holiday” season, from November through April.

•                                          The launch of our team apparel products overlaps substantially with the “Back-to-Hockey” season, from April to September.

•                                          The launch of COMBAT products overlaps substantially with the “Holiday” season, from November through April.

The following table reflects the seasonality of net revenues for each of the quarters in the three most recent fiscal years:

	Percent of Fiscal Net Revenues
Fiscal Year	Three Month Period Ended August 31	Three Month Period Ended November 30	Three Month Period Ended February 28	Three Month Period Ended May 31
2013	37.1%	27.4%	13.8%	21.7%
2012	38.0%	26.8%	13.8%	21.4%
2011	36.0%	25.9%	15.8%	22.3%

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its Equity Shares. The Company currently intends to use its earnings to finance the expansion of its business and to reduce indebtedness. Any future determination to pay dividends on Equity Shares will be at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant. See also “Description of Capital Structure —Dividend Rights”, “Risk Factors — Risks Related to Our Business — We do not currently intend to pay dividends on our Equity Shares” and “Risk Factors — Risks Related to Our Business —  We are a holding company”.

DESCRIPTION OF CAPITAL STRUCTURE

The following description of our share capital summarizes certain provisions of our Articles. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles.

General

The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of Proportionate Voting Shares. As of the date hereof, the Company has 24,543,514 issued and outstanding Common Shares and 10,652 issued and outstanding Proportionate Voting Shares, or an equivalent of

35,195,514 Common Shares (assuming the conversion of all Proportionate Voting Shares into Common Shares on the basis of 1,000 Common Shares for one Proportionate Voting Share).

Equity Shares

Except as described herein, the Common Shares and the Proportionate Voting Shares have the same rights, are equal in all respects, and are treated as if they were shares of a single class.

Conversion Rights

Common Shares may at any time, at the option of the holder, be converted into Proportionate Voting Shares on the basis of 1,000 Common Shares for one Proportionate Voting Share. Each issued and outstanding Proportionate Voting Share may at any time, at the option of the holder, be converted into 1,000 Common Shares. Except as provided for below, no fractional Equity Shares will be issued on any conversion of another class of Equity Share. See “— Take-Over Bid Protection” below.

Immediately at the time that none of the initial holders of Proportionate Voting Shares and their affiliates beneficially owns, controls or directs, directly or indirectly, any Proportionate Voting Shares: (i) all issued and outstanding Proportionate Voting Shares will automatically convert into Common Shares on a one to 1,000 basis; (ii) the right of holders of Common Shares to convert their Common Shares into Proportionate Voting Shares under the Articles will be terminated; (iii) all authorized and unissued Proportionate Voting Shares shall automatically convert into authorized and unissued Common Shares on a one to 1,000 basis; and (iv) the Board of Directors shall not thereafter be entitled under the Articles to issue any Proportionate Voting Shares.

Liquidation Entitlement

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among the holders of the Company’s Common Shares and Proportionate Voting Shares (“Shareholders”) for the purpose of winding-up its affairs, whether voluntarily or involuntarily, Shareholders are entitled to participate in the remaining property and assets of the Company available for distribution to Shareholders on the following basis, and otherwise without preference or distinction among or between such Equity Shares: each Proportionate Voting Share will be entitled to 1,000 times the amount distributed per Common Share. See “— Conversion Rights” above.

Dividend Rights

Each Equity Share is entitled to dividends if, as and when declared by the Board of Directors, on the following basis, and otherwise without preference or distinction among or between such Equity Shares: each Proportionate Voting Share will be entitled to 1,000 times the amount paid or distributed per Common Share. See “— Conversion Rights” above.

Voting Rights

The Common Shares carry one vote per share for all matters coming before Shareholders and the Proportionate Voting Shares carry 1,000 votes per share for all matters coming before Shareholders.

Unless a different majority is required by law or the Articles, resolutions to be approved by Shareholders require approval by a simple majority of the total number of votes of all Equity Shares cast at a meeting of Shareholders at which a quorum is present, with holders of Common Shares entitled to one vote per share and holders of Proportionate Voting Shares entitled to 1,000 votes per share.

Shareholders are entitled to receive notice of any meeting of Shareholders of the Company, and to attend and vote at those meetings, except those meetings at which holders of a specific class of shares are entitled to vote separately as a class under the BCBCA.

Variation of Rights

The rights, privileges, conditions and restrictions attaching to any Equity Shares may be modified if the amendment is authorized by not less than 66 2/3% of the total number of votes cast at a meeting of Shareholders duly held for that purpose. However, if the holders of Proportionate Voting Shares, as a class, or the holders of Common Shares, as a class, are to be affected in a manner materially different from such other class of Equity Shares, the amendment must, in addition, be authorized by not less than 66 2/3% of the total number of votes cast at a meeting of the holders of the class of Equity Shares which is affected differently.

Subdivision or Consolidation

No subdivision or consolidation of the Common Shares or Proportionate Voting Shares may be carried out unless, at the same time, the Common Shares or Proportionate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis, so as to preserve the relative rights of the holders of each class of Equity Shares.

Sale of All or Substantially All of the Company’s Assets

Pursuant to the Articles, the Company may not sell, lease or otherwise dispose of all or substantially all of its undertaking, other than in the ordinary course of business, unless authorized by not less than 66 2/3% of the total number of votes cast at a meeting of the Shareholders, voting as a single class.

Take-Over Bid Protection

In addition to the conversion rights described above, if an offer (the “Offer”) is being made for Proportionate Voting Shares where:

(a)                                 by reason of applicable securities legislation or stock exchange requirements, the Offer must be made to all holders of the class of Proportionate Voting Shares; and

(b)                                 no equivalent Offer is made for the Common Shares,

the holders of Common Shares have the right, at their option, to convert their Common Shares into Proportionate Voting Shares for the purpose of allowing the holders of the Common Shares to tender to that Offer.

In the event that holders of Common Shares are entitled to convert their Common Shares into Proportionate Voting Shares in connection with an Offer pursuant to (b) above, holders of an aggregate of Common Shares of less than 1,000 (“Odd Lot”) will be entitled to convert all but not less than all of such Odd Lot of Common Shares into a fraction of one Proportionate Voting Share, at a conversion ratio equivalent to 1,000 to one, provided that such conversion into a fractional Proportionate Voting Share will be solely for the purpose of tendering the fractional Proportionate Voting Share to the Offer and that any fraction of a Proportionate Voting Share that is tendered to the Offer but that is not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the Common Shares that existed prior to such conversion.

MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME

The Common Shares are listed for trading on the TSX under the symbol “BAU”. The Proportionate Voting Shares are not listed for trading on any exchange. The following table sets out the monthly range of trading prices of Common Shares at the close of market (TSX), as well as the total monthly trading volumes and average daily trading volumes of Common Shares for each month in Fiscal 2013:

Period	Price per Common Share Monthly High (Cdn$ per share)	Price per Common Share Monthly Low (Cdn$ per share)	Average Daily Trading Volume by Month (in shares)	Total Monthly Trading Volume (in shares)
2013
May	$11.75	$10.90	40,155	883,420
April	$11.89	$10.52	89,995	1,976,892
March	$12.41	$11.71	108,937	2,178,749
February	$12.20	$11.70	107,787	2,049,950
January	$12.04	$10.55	139,033	3,058,717
2012
December	$11.30	$10.25	56,483	1,073,183
November	$11.11	$10.30	23,266	511,861
October	$11.29	$10.40	88,984	1,957,640

Period	Price per Common Share Monthly High (Cdn$ per share)	Price per Common Share Monthly Low (Cdn$ per share)	Average Daily Trading Volume by Month (in shares)	Total Monthly Trading Volume (in shares)
September	$10.73	$9.25	151,967	2,887,382
August	$9.90	$9.30	39,612	871,455
July	$9.95	$8.48	40,385	848,085
June	$8.30	$8.00	72,297	1,518,244

DIRECTORS AND OFFICERS

Directors

The following table sets out, for each of our directors and executive officers, the person’s name, province or state and country of residence, positions with us or our operating subsidiaries, as applicable, principal occupation during the five preceding years and, if a director, the date on which the person became a director. Our directors are expected to hold office until our next meeting of Shareholders. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual general meeting of Shareholders. As a group, the directors and executive officers beneficially own, or control or direct, directly or indirectly, 271,239 Common Shares, representing less than one percent of the equity and voting interest in the Company on a non-diluted basis.

Directors and Executive Officers

Name and Province or State and Country of Residence	Position(s)/Title	Since	Principal Occupation for Past Five Years

CHRIS ANDERSON(1)(2) New York, USA	Director	2008	Partner, Kohlberg.
KEVIN DAVIS New Hampshire, USA	Director, President and CEO	2008	CEO, Bauer
RICHARD W. FRANK Wisconsin, USA	Director	2008	Operating Partner, Kohlberg; CEO, Invisible Technologies Inc	.
SAMUEL P. FRIEDER(1) New York, USA	Director	2008	Managing Partner, Kohlberg.
SHANT MARDIROSSIAN New York, USA	Director	2008	Partner and COO, Kohlberg.
BERNARD MCDONELL(2)(3) Ontario, Canada	Director (Chairman)	2011	Lead Director, First Capital Realty Ltd.; Vice-Chair and President, Provigo Inc.; Director, Investus Real Estate Inc.; Vice Chairman and CEO, Capital Wapiti Inc.
BOB NICHOLSON(1)(3) British Columbia, Canada	Director	2011	President and CEO of Hockey Canada.
GORDON H. WOODWARD New York, USA	Director	2011	Partner and CIO, Kohlberg.
C. MICHAEL JACOBI(2)(3) Connecticut, USA	Director	2012	President, Stable House 1, LLC.
ANGELA BASS New Hampshire, USA	Vice President, Global Human Resources	N/A	VP, Bauer; DSVP Human Resources, Collective Brands Performance + Lifestyle
PAUL DACHSTEINER New Hampshire, USA	Vice President, Information Systems	N/A	VP, Bauer.
PAUL GIBSON New Hampshire, USA	Executive Vice President, Product Creation and Supply Chain	N/A	EVP, Bauer; SVP, Product Creation, Bauer.
TROY MOHNS New Hampshire, USA	Vice President, Lacrosse and New Business	N/A	VP, Bauer; VP of Business Development, Bauer.
AMIR ROSENTHAL New Hampshire, USA	Chief Financial Officer and Executive Vice President of Finance and Administration	N/A	CFO, Bauer; VP, CFO, General Counsel and Secretary, Katy Industries, Inc	.
MATT SMITH New Hampshire, USA	Vice President, Global Marketing	N/A	VP, Bauer; Marketing Director, NA Female Shaving, Gillette/Procter & Gamble; Brand Development Manager, Unilever Home and Personal Care.
MICHAEL J. WALL Massachusetts, USA	Vice President, General Counsel and Corporate Secretary	N/A	VP and GC, Bauer.

(1)                                  Member of the Compensation Committee.

(2)                                  Member of the Corporate Governance and Nominating Committee.

(3)                                  Member of the Audit Committee.

Biographies

The following are brief profiles of the executive officers and directors of the Company, including a description of each individual’s principal occupation within the past five years.

Non-Executive Directors

Christopher W. Anderson, Director

Christopher Anderson has been a member of the Company’s Board of Directors since April 2008. Mr. Anderson is a Partner of Kohlberg, which he joined in 1998. He is a member of the board of directors for Aurora Casket Company, L.L.C., Chronos Life Group, Katy Industries, Inc., Phillips-Medisize Corporation and Risk Strategies Company. Mr. Anderson received a Bachelor of Arts from Princeton University.

Richard W. Frank, Director

Richard Frank has been a member of the Company’s Board of Directors since April 2008. Mr. Frank is an Operating Partner of Kohlberg, which he has been affiliated with since 2003. Prior to joining Kohlberg, he served as an operating executive with Allied Capital, and was formerly the Chairman and Chief Executive Officer of Evenflo, a baby products company. Earlier, he was President of Bayer AG’s $800 million U.S. Consumer Health Care business and held marketing roles at Helene Curtis and Procter & Gamble. Mr. Frank previously served as the Chief Executive Officer of Invisible Technologies, a Kohlberg portfolio company manufacturing dog training products under the Innotek and Invisible Fence brand names. He is currently the Chairman of SVP Holdings Ltd. Mr. Frank received a Bachelor of Science from Yale University and a Master of Business Administration from the University of Chicago. He served as a captain in the U.S. Air Force and is a decorated Vietnam veteran.

Samuel P. Frieder, Director

Samuel Frieder has been a member of the Company’s Board of Directors since April 2008. Mr. Frieder is the Managing Partner of Kohlberg, which he joined in 1989. He is a member of the board of directors of Nellson Nutraceutical, L.L.C., Aurora Casket Company, L.L.C., BioScrip, Inc., Chronos Life Group, Concrete Technologies Worldwide, Inc., e+ CancerCare, Katy Industries, Inc., Kellermeyer Bergensons Services, Nielsen & Bainbridge, Inc., Packaging Dynamics Corporation, Phillips-Medisize Corporation, Pittsburgh Glass Works L.L.C., Risk Strategies Company, Sabre Industries, Inc., SouthernCare, Stanadyne Corporation, SVP Holdings, Ltd., and Trico Products, Inc. Mr. Frieder received a Bachelor of Arts from Harvard College.

Shant Mardirossian, Director

Shant Mardirossian has been a member of the Company’s Board of Directors since April 2008. Mr. Mardirossian is a Partner and the Chief Operating Officer of Kohlberg, which he joined in 1996. He is a member of the board of directors for Katy Industries, Inc., Nielsen & Bainbridge, Inc. and Risk Strategies Company. Mr. Mardirossian received a Bachelor of Business Administration and a Master of Business Administration from Pace University. He is a Certified Public Accountant.

Bernard McDonell, Director (Chairman)

Bernard McDonell joined the Company’s Board of Directors on March 10, 2011. Mr. McDonell is currently the Lead Director for First Capital Realty Ltd. (TSX).  He serves on the executive, audit and corporate governance committees for First Capital Realty Ltd.  He was President of Provigo Inc., a food retailer owned by Loblaw Companies Inc. from 1999 to 2006. Mr. McDonell has also served as a Director of Investus Real Estate Inc. (TSX-V), and as Vice Chairman and CEO of Capital Wapiti Inc. (TSX-V), an industrial real estate company.  Mr. McDonell received a Bachelor of Commerce from Concordia University.

Bob Nicholson, Director

Bob Nicholson joined the Company’s Board of Directors on March 10, 2011. Mr. Nicholson has been President and Chief Executive Officer of Hockey Canada since 1998. Hockey Canada is the national sport governing body for hockey in Canada and overseas. With a staff of over 100 employees and a budget in excess of $50 million, it manages all Olympics, World Championships and Grassroots Hockey within Canada. As part of his responsibilities, Mr. Nicholson is involved in both the financial and operational side of the organization. Mr. Nicholson also oversees corporate sales and marketing, licensing, insurance and regulations, hockey development programs both nationally and internationally, high performance programs and communications. He also manages and oversees all operations for competitions that Canada participates in internationally. In 2004, Mr. Nicholson was inducted into the B.C. Hockey Hall of Fame. From 1992 to 1998, Mr. Nicholson was a senior vice-president of the Canadian Hockey Association. Mr. Nicholson attended Providence College in Providence, Rhode Island.

Gordon H. Woodward, Director

Gordon Woodward joined the Company’s Board of Directors on March 10, 2011. Mr. Woodward is a Partner and the Chief Investment Officer of Kohlberg, which he joined in 1996. He is a member of the board of directors of Nellson Nutraceutical, L.L.C., Aurora Casket Company, L.L.C., BioScrip, Inc., Chronos Life Group, e+CancerCare, Kellermeyer Bergensons Services, Nielsen & Bainbridge, Inc., Packaging Dynamics Corporation, Phillips-Medisize Corporation, Pittsburgh Glass Works, L.L.C., Risk Strategies Company, Sabre Industries, Inc., SouthernCare, Stanadyne Corporation and Standard Parking Corporation. Mr. Woodward received a Bachelor of Arts from Harvard College.

C. Michael Jacobi, Director

Michael Jacobi joined the Company’s Board of Directors on October 17, 2012. Mr. Jacobi is the president of Stable House 1, LLC, a private company engaged in real estate development. He is also currently Chairman of the board of directors and a member of the compensation committee of Sturm, Ruger & Company, a member of the board of directors and audit committee chairman of Webster Financial Corporation, a member of the board of directors and audit committee chairman of Corrections Corp of America and is a member of the board of directors and audit committee of KCAP Financial Inc. From 2001 to 2005, Mr. Jacobi served as President, Chief Executive Officer and a director of Katy Industries, Inc., a public company (NYSE) engaged in the design, manufacture and distribution of maintenance and electrical products. He also served as President and Chief Executive Officer of Timex Corporation from 1993 to 1999 and as a member of the board of directors from 1992 to 2000. Prior to 1993, Mr. Jacobi served Timex in senior positions in marketing, sales, finance and manufacturing. Mr. Jacobi received a B.S. from the University of Connecticut and is a Certified Public Accountant.

Executive Officers Who Also Serve as Directors

Kevin Davis, President, Chief Executive Officer and Director

Kevin Davis is the President and CEO of the Company and has acted in this capacity since 2008. Mr. Davis joined the Company in 2002 and has held positions of increasing responsibility over that time, most recently as the Chief Operating Officer from 2006-2008 and CFO from 2004-2006. Prior to joining the Company, Mr. Davis held senior finance positions in the medical device industry for Pathway Medical Technologies and Boston Scientific Corporation and in consumer products with The Gillette Company.

Mr. Davis has Bachelor of Science degrees from the University of Massachusetts and earned Certified Public Accountant (CPA) and Certified Management Accountant (CMA) designations while employed at Ernst & Young.

Executive Officers Who Do Not Serve as Directors

Angela Bass, Vice President of Global Human Resources

Angela Bass is the Vice President of Global Human Resources of the Company.  Ms. Bass has held this position since returning to the Company in January 2012. Prior to her return, Ms. Bass served as Senior Vice President of Human Resources for the Performance + Lifestyle Group (PLG), a division of Collective Brands, Inc.  As a member of the senior leadership team with responsibility for leading all aspects of the human resources function for the division, Ms. Bass led organizational initiatives across all brands and functions with a focus on talent acquisition, talent management and development, and shared services integration activities.  Prior to joining PLG, she held the position of Vice President, Human Resources, for the J. Jill Group and Vice President, Global

Human Resources, for Sport Brands International.  Ms. Bass joined the Bauer Hockey team in 2002 as a transfer from Nike, and held the role of Director, Global Human Resources. She joined Nike in 1996 and held various human resources roles of increasing responsibility.

Ms. Bass has a Bachelor of Science degree in Social Sciences from Portland State University and holds a Senior Professional in Human Resources certification.

Paul Dachsteiner, Vice President of Information Services

Paul Dachsteiner is the Vice President of Information Services of the Company. Mr. Dachsteiner began in this role in 2001 with Nike Bauer. Between 2001 and 2006, Mr. Dachsteiner worked closely with Nike to leverage shared services and deliver best-in-class services while reducing operating costs. In 2006, Mr. Dachsteiner left the organization for two years and took on the role as Chief Information Officer at the Nike affiliate Cole Haan. During that time, Mr. Dachsteiner built shared services models between Nike and Cole Haan. In addition, he supported their global retail stores while leading the transition of their point of sale systems and new store openings. In 2008, Mr. Dachsteiner returned to Bauer Hockey as the Vice President of Information Services where he helped transition the company from an operating subsidiary of Nike to a stand-alone company. In 2010, Bauer Hockey introduced the first automatic replenishment program to the hockey industry.

Mr. Dachsteiner has a Bachelor of Science degree in Management Information Systems from New Hampshire College.

Paul Gibson, Executive Vice President of Product Creation and Supply Chain

Paul Gibson is the Executive Vice President, Product Creation and Supply Chain. Mr. Gibson has held this position since 2008. Mr. Gibson is responsible for leading the Company’s Research, Design and Development, Supply Chain, and Mergers and Acquisitions organizations. From 2006 to 2010, Mr. Gibson was also responsible for Category Management. From 2001 to 2006, he held the position of Vice President, Global Manufacturing and Sourcing which included at various times responsibility for Research, Design and Development, Logistics and Distribution, Supply Planning, Quality, and Nike Bauer’s Taiwan Production and Development Operations. From 2006 to 2008, Mr. Gibson was the Senior Vice President of Product Creation. During his prior roles with Nike Bauer spanning over 10 years, he held positions in manufacturing, sourcing and supply chain. Paul has extensive relationships with suppliers throughout Asia and led the transition from internal manufacturing at Bauer Hockey to outsourcing products in Asia including setting up BAUER’s Asia Production and Development Operations located in Taichung, Taiwan.

Troy Mohns, Vice President of Lacrosse and New Business

Troy Mohns has held the position of Vice President, Category Management since January 2010. In his previous role as Vice President, Business Development, Mr. Mohns led the acquisition and integration of the Company’s fourth largest competitor and managed the separation from Nike including the creation of the current BAUER brand image and positioning. During his prior role with Nike Bauer spanning a period of 12 years, Mr. Mohns held roles in regional management, brand marketing, product marketing and strategic planning. He continues in an advisory role on mergers and acquisitions and other strategic opportunities.

Mr. Mohns has a Bachelor of Arts degree in Economics from Colgate University. Mr. Mohns was also a varsity hockey player for four years and was drafted by the Los Angeles Kings after his freshman year.

Amir Rosenthal, Chief Financial Officer and Executive Vice President of Finance and Administration

Amir Rosenthal is the Chief Financial Officer and Executive Vice President of Finance and Administration. Mr. Rosenthal has acted in the capacity as Chief Financial Officer since 2008. From 2001 to 2008, Mr. Rosenthal was the Vice President, Chief Financial Officer, General Counsel and Secretary of Katy Industries, Inc. From 1989 to 2001, Mr. Rosenthal held various positions at Timex Group Limited, including Treasurer, Senior Counsel, and Counsel. Mr. Rosenthal was also Chairman of Timex Watches Limited (New Delhi, India). Mr. Rosenthal began his career with LeBoeuf, Lamb, Leiby and MacRae as an associate attorney in 1986. Mr. Rosenthal is a Director of Sturm, Ruger & Co., Inc., a NYSE-listed company that manufactures high-quality firearms for the commercial sporting market.

Mr. Rosenthal has a Bachelor of Arts degree from Dartmouth College, a Doctorate of Jurisprudence from New York University School of Law, and a Master of Science in Finance from Rensselaer Polytechnic Institute.

Matt Smith, Vice President of Global Marketing

Matt Smith is the Vice President of Global Marketing. Prior to joining Bauer Hockey in 2008, Mr. Smith spent 12 years building brand and creating marketing plans at E&J Gallo Winery, Unilever Home and Personal Care, and Gillette/Procter & Gamble. In his most recent role at Procter & Gamble, Mr. Smith was responsible for running the North American Female Shaving business and growing the Venus brand. Mr. Smith has also worked in a marketing role for the National Football League (1996-1997) and Uno Restaurants.

Mr. Smith has a Bachelor of Arts degree in Business from the University of New Hampshire and a Masters in Business Administration from Vanderbilt University.

Michael J. Wall, Vice President, General Counsel and Corporate Secretary

Michael J. Wall is Vice President, General Counsel and Corporate Secretary of the Company. Mr. Wall has held this position since 2008. Prior to joining Bauer Hockey, he held the position of Chief Legal Officer of the TD Garden and the Boston Bruins. During his 13 years with the Garden and the Boston Bruins organizations, he was the sole in-house attorney, providing legal support, advice and counsel to the executive management of the TD Garden, the Boston Bruins, Massachusetts Sportservice (the concessionaire for the TD Garden), New England Sportservice (the concessionaire for the Comcast Center) and H.A. Sportservice (the concessionaire for the Agganis Arena at Boston University). He served as a member of the board of directors of the NHL Pension Society during this time and continues to serve on the board of directors of The Boston Bruins Charitable Foundation. Before joining the TD Garden and Boston Bruins executive teams in 1995, he was an attorney with two law firms in Boston at Hinckley, Allen & Snyder and at Goodwin Procter.

Mr. Wall has a Bachelor of Arts degree from The College of the Holy Cross and a Doctorate of Jurisprudence from Boston College Law School.

Cease Trade Orders or Bankruptcies

Other than as described below, none of our directors or executive officers:

(a)                                 is, as at the date of this Annual Information Form, or has been, within 10 years before the date of this Annual Information Form, a director, CEO or CFO of any company (including us) that,

(i)                                     was subject to an order that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or

(ii)           was subject to an order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as a director, CEO or CFO;

(b)                                 and no shareholder holding a sufficient number of securities to affect materially the control of our Company is, as at the date of this Annual Information Form, or has been within 10 years before the date of this Annual Information Form, a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)                                  and no shareholder holding a sufficient number of securities to affect materially the control of our Company has, within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

For the purposes of the paragraphs above, “order” means: (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Mr. Samuel Frieder was a director of: (i) Southwest Supermarkets, LLC when it, and Southwest Holdings, LLC filed for bankruptcy protection under Chapter 11 of the US Code in the US Bankruptcy Court for the District of Arizona in November 2001 (the bankruptcy was converted into a Chapter 7 proceeding in September 2004), (ii) Camber Companies, LLC, when it completed an orderly liquidation of its assets during 2004, and (iii) Holley Performance Products, Inc. when the board of directors approved a plan in December 2007 to file a voluntary petition for reorganization under Chapter 11 of the US Code in the U.S. Bankruptcy Court for the District of Delaware (the plan was subsequently filed in February 2008 and approved in March 2008) and the corporation emerged from bankruptcy in June 2010.

Mr. Shant Mardirossian and Mr. Frieder were both directors of (i) Lab Ventures, Inc., and (ii) International Cancer Screening Labs (“International Labs”), a subsidiary of Lab Ventures, Inc. In December 2001, Lab Ventures, Inc., in conjunction with its subsidiary, filed a petition for bankruptcy under Chapter 7 of the US Code in the US Bankruptcy Court for the Western District of Texas, San Antonio Division. The final liquidation of Lab Ventures, Inc. was completed in March 2003 and International Labs’ final liquidation was subsequently completed in February 2005.

Penalties or Sanctions

No director or executive officer of the Company or Shareholder holding sufficient securities of the Company to affect materially the control of the Company has:

(a)                                 been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)                                 been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To the best of our knowledge, there are no known existing or potential conflicts of interest among us and our directors, officers or other members of management as a result of their outside business interests except that certain of our directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies. See “Directors and Officers — Directors and Executive Officers” and “Interest of Management and Others in Material Transactions”.

AUDIT COMMITTEE INFORMATION

Charter of the Audit Committee

The Board of Directors has adopted a written charter (the “Charter of the Audit Committee”) for the audit committee of the Company (the “Audit Committee”), which sets out the Audit Committee’s responsibility in reviewing the financial statements of the Company and public disclosure documents containing financial information and reporting on such review to the Board of Directors, ensuring that adequate procedures are in place for the review of the Company’s public disclosure documents that contain financial information, overseeing the work and review the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. A copy of the Charter of the Audit Committee is attached to this Annual Information Form as Appendix “B”.

Composition of the Audit Committee

As of the date hereof, the Audit Committee is composed of three members, as follows: Bernard McDonell (Chairman), C. Michael Jacobi and Bob Nicholson. Each member of the Audit Committee is financially literate, within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”) and all members are independent.

Relevant Education and Experience of the Audit Committee Members

Each of the Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. See “Directors and Officers — Biographies”.

External Auditor Service Fee

The Company has been billed the following fees for services rendered in respect of the audits by KPMG LLP for Fiscal 2013 and Fiscal 2012.

(in thousands)	Aggregate fees paid for Fiscal 2013 and Fiscal 2012	Fiscal 2013	Fiscal 2012

Audit Fees(1)	$1,296	$523	$773
Audit-Related Fees(2)	$580	$561	$19
Tax Fees(3)	—	—	—
All Other Fees(4)	$541	$266	$275
Total Fees Paid	$2,417	$1,350	$1,067

(1)                                 “Audit Fees” include fees necessary to perform the annual audit of the consolidated financial statements and the review of the Company’s interim financial statements.

(2)                                 “Audit-Related Fees” include fees for assurance and related services by the external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements other than those included in “Audit Fees”.

(3)                                 “Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax advice and tax planning.

(4)                                 “All Other Fees” include fees for products and services provided by the auditor other than those included above.

RISK FACTORS

You should carefully consider the risks described below, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form, and all other information contained in this Annual Information Form. The risks and uncertainties described below are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur or become material risks, our business, prospects, financial condition, results of operations and cash flows and consequently the price of the Common Shares could be materially and adversely affected.

Risks Related to Our Business

Sales of our products may be adversely affected if we cannot effectively introduce new and innovative products

The sporting equipment industry is subject to constantly and rapidly changing consumer demands based, in part, on performance benefits. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and quality of our brands. We believe the historical success of our business has been attributable, in part, to the introduction of products, which represent an improvement in performance over products then available in the market. Our future success and growth will depend, in part, upon our continued ability to develop and introduce innovative products. Successful product design, however, can be displaced by other product designs introduced by competitors which shift market preferences in their favour. If we do not introduce successful new products or our competitors introduce products that are superior to ours, our customers may purchase products from our competitors, which will result in a decrease in our net revenues and an increase in our inventory levels, and could adversely affect our business and financial condition.

In addition, our success is also dependent on our ability to prevent competitors from copying our innovative products. We may not be able to obtain intellectual property protection for an innovative product and, even if we do, we cannot assure that we would be successful in challenging a competitor’s attempt to copy that product. Conversely, our competitors may obtain intellectual property protection for superior products that would preclude us from offering the same or similar features. If a competitor’s proprietary product feature became the industry standard, our customers may purchase products from our competitors, which will result in a decrease in our net revenues and an increase in our inventory levels, and could adversely affect our business and financial condition.

Our financial results will be affected by market conditions in the sporting equipment and related apparel industry, which is intensely competitive and has certain segments with low barriers to entry

The sporting equipment industry is highly competitive. Competitive factors that affect our market position within the sporting equipment industries in which we compete include the style, quality, technical aspects and pricing of our products and the strength and authenticity of our brands. There are minimal barriers to entry into certain segments of the sporting equipment and related apparel industry. For example, there are low barriers to entry in the related apparel market, including certain performance, team and lifestyle segments. The general availability of offshore manufacturing capacity allows for rapid expansion by competitors and new entrants. Our competitors may overproduce, or face financial or liquidity difficulties, which may lead them to release their products at lower prices into the market or offer discounts to clear their inventory, resulting in decreased demand for our products. We face competition from well-known sporting goods companies, such as Reebok and Easton in the ice hockey industry, each of which has strong brand recognition inside and outside of hockey. In lacrosse, our principal competitors include STX and New Balance (which owns the BRINE and WARRIOR brands), each of which has significant market share (other than in the helmet category). In baseball and softball, we compete with a number of international brands which include but are not limited to, Easton-Bell Sports, Rawlings Sporting Goods, Worth Sports, Wilson Sporting Goods, Hillerich & Bradsby and Mizuno Corp. We also compete with smaller companies who specialize in marketing to our core customers. Our inability to effectively compete in the sporting equipment and related apparel market could adversely affect our business and financial condition.

We rely on technical innovation and high quality products to compete in the market for our products

Although design and performance of our products is a key factor for consumer acceptance of our products, technical innovation and quality control in the design and manufacture of sporting equipment and related apparel is also essential to the commercial success of our products. R&D plays a key role in technical innovation. We include specialists in the fields of biomechanics, engineering, industrial design and related fields, as well as research committees and advisory boards made up of athletes, coaches, trainers, equipment managers, and other experts to develop and test cutting-edge performance products. While we strive to produce quality products that enhance athletic performance and maximize comfort, if we fail to introduce technical innovation in our products the consumer demand for our products could decline. If we experience problems with the quality of our products, we may incur substantial expense to remedy the problems and our reputation and brands may be harmed which could adversely impact our business and financial condition. See also “We are subject to product liability, warranty, and recall claims and our insurance coverage may not cover such claims.”

In addition, there can be no assurance that our third-party suppliers and manufacturers will continue to manufacture products that are consistent with our quality standards and that comply with all applicable laws and regulations. We have occasionally received, and may in the future receive, shipments of products that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenues resulting from the inability to sell those products and could incur related increased administrative and shipping costs, and there also could be a negative impact to our brands which could adversely impact our business and financial condition.

Our success is dependent on our ability to protect our worldwide intellectual property rights and if we are unable to enforce and protect our intellectual property rights, our competitive position may be harmed

We rely on a combination of patent, trademark, and trade secret laws in our core geographic markets and other jurisdictions and on contractual restrictions, such as confidentiality agreements, to protect certain aspects of our business. We also enter into confidentiality and invention assignment agreements with our employees and consultants. However, while we have selectively pursued patent and trademark protection in our core geographic markets, in some countries we have not perfected important patent and trademark rights. Our success depends in part on our ability to protect our trademarks and patents from unauthorized use by others. If substantial unauthorized use of our intellectual property rights occurs, we may incur significant financial costs in prosecuting actions for infringement of our rights, as well as the loss of efforts by engineers and managers who must devote attention to these matters. We cannot be sure that our patents and trademarks, or other protections such as confidentiality, will be adequate to prevent imitation of our products and technology by others. We may be unable to prevent third parties from using our intellectual property without our authorization, particularly in countries where we have not perfected our proprietary rights, where the laws or law enforcement practices do not protect our proprietary rights as fully as in Canada or the United States, or where intellectual property protection is otherwise limited or unavailable. In some foreign countries where intellectual property laws or law enforcement practices do not protect our proprietary rights as fully as in Canada and the United States, third-party manufacturers may be able to manufacture and sell imitation products and diminish the value of our brands. If we fail to obtain patent and trademark protection, maintain our existing patent and trademark rights, or prevent substantial unauthorized use of our technology and brands, we risk the loss of our intellectual property rights and competitive advantages we have developed, causing us to lose net revenues and harm our business. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and patents and continue to evaluate the registration of additional trademarks and patents, as appropriate. We cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications will be approved, third parties may seek to oppose or otherwise challenge these registrations.

We cannot assure that any third-party patents and trademarks for which we have obtained licenses are adequately protected to prevent imitation by others. If those third-party owners fail to obtain or maintain adequate patent and trademark protection or prevent substantial unauthorized use of the licensed intellectual property, we risk the loss of our rights under the third-party intellectual property and competitive advantages we have developed based on those rights.

We cannot assure that our actions taken to establish and protect our technology and brands will be adequate to prevent others from seeking to block sales of our products or to obtain monetary damages, based on alleged violation of their patents, trademarks or other proprietary rights. In addition, our competitors have obtained and may continue to obtain patents on certain features of their products, which may prevent us from offering such features on our products, may subject us to patent litigation, and in turn, could result in a competitive disadvantage to us. Moreover, third parties may independently develop technology or other intellectual property that is comparable with or similar to our own, and we may not be able to prevent their use of it.

Our best known brands include BAUER, VAPOR, SUPREME, NEXUS, MISSION, ITECH, MAVERIK, CASCADE, INARIA and COMBAT. We believe that these trademarked and licensed brands, as applicable, are a core asset of our business and are of great value to us. If we lose the use of a product name, our efforts spent building that brand will be lost and we will have to rebuild a brand for that product, which we may or may not be able to do.

VAPOR, one of our key brands, is not owned, and VAPOR and SUPREME are subject to use by third parties on products outside of hockey and skating.

Our rights to the VAPOR brand are licensed from Nike, and Nike continues to own the mark and the goodwill associated therewith. We are required to comply with certain conditions regarding our use of the VAPOR mark, and are not permitted to use it on apparel or equipment primarily manufactured for participants in athletic activities other than hockey or skating. If we materially breach certain provisions of the Vapor License Agreement and do not or are unable to remedy such breach following notice by Nike, the Vapor License Agreement could be terminated, which would have an adverse effect on our business and financial condition.

Nike has rights to use the VAPOR mark and the SUPREME mark on equipment and apparel outside of the hockey and skating markets. If Nike’s, or its licensees’, use of the VAPOR or SUPREME marks is associated with negative publicity, it may have an adverse effect on our business and financial condition.

We may not be successful in converting booking orders into realized sales

Our revenues are generated from (i) booking orders, which are typically received several months in advance of the actual delivery date or range of delivery dates, (ii) repeat orders, which are for at-once delivery, and (iii) other orders. Reported booking orders include firm orders for which we are given specific delivery dates and planning orders for which we are given a range of delivery dates. Planning orders represent a small, but growing part of our total booking orders.  In recent years, the conversion rate of planning orders, or the percentage of planning orders which are ultimately shipped, is not materially different than the conversion rate of firm orders.  There can be no assurances that this trend will continue for upcoming seasons. Disclosure regarding our booking orders is intended to provide visibility into the demand for our products by our customers.

We receive a substantial amount of our “Back-to-Hockey” season booking orders by the end of April (for sales from April through September) and we receive a substantial amount of our “Holiday” season booking orders by the end of October (for sales from October through March). The seasonality of our business and the manner in which we solicit orders could create quarterly variations in the percentage of our revenues that are comprised of booking orders. Historically, booking orders constitute most of our orders in our first and fourth fiscal quarters, but constitute approximately one-half of our orders in our second fiscal quarter and approximately one-third of our orders in our third fiscal quarter. Although our booking orders give us some visibility into our future financial performance, there may not be a direct relationship between our booking orders and our future financial performance given several factors, among which are: (i) the timing of order placement compared to historical patterns, (ii) our ability to service demand for our product, (iii) the willingness of our customers to commit to purchasing our product, and (iv) the actual sell-through of our products at retail driving changes in repeat orders.  As a result, there can be no assurances that our booking orders will translate into realized sales. Failure to convert booking orders into realized sales could adversely affect our business and financial condition.

Our business is affected by seasonality, which could result in fluctuations in our operating results and the trading price of our Common Shares

We experience substantial fluctuations in aggregate sales volume during the year. Historically, revenues in the first fiscal quarter have exceeded those in the second and fourth fiscal quarters and revenues in the third fiscal quarter are lower than the other quarters. However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of equipment and related apparel. In addition, our customers may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice. We may also make strategic decisions to deliver and invoice product at certain dates in order to lower costs or improve supply chain efficiencies. As a result, we may not be able to accurately predict our quarterly sales. Accordingly, our results of operations are likely to fluctuate significantly from period to period. This seasonality, along with other factors that are beyond our control, including general economic conditions, changes in consumer preferences, weather conditions, availability of import quotas and currency exchange rate fluctuations, could adversely affect our business and financial condition. Our operating margins are also sensitive to a number of factors, including those that are beyond our control, as well as shifts in product sales mix, geographic sales trends, and currency exchange rate fluctuations, all of which we expect to continue. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

Our success depends in large part on the continued popularity of ice hockey, roller hockey, lacrosse, baseball and softball as recreational sports and the popularity of the NHL and other professional leagues for sports in which our products are used

We generate a significant portion of our revenue from the sale of ice hockey equipment and related apparel. The other portion of our revenue flow is generated from the sale of roller hockey, lacrosse, baseball and softball equipment and related apparel. The demand for our ice hockey equipment and related apparel is directly related to the popularity of the sport of ice hockey, the number of professional and amateur ice hockey participants, and the amount of ice hockey being played by these participants. If ice hockey participation decreases, sales of our ice hockey equipment and related apparel could be adversely affected.

The popularity of the NHL, as well as other professional ice hockey leagues in North America, Europe and the rest of the world, also affect the sales of our ice hockey equipment and related apparel. Our brands receive significant “on-ice” exposure as a result of our endorsements with, or purchases by, NHL players and other professional athletes. We depend on this “on-ice” exposure of our brands to increase brand recognition and reinforce the quality and high performance of our products. The Company maintains an important and valuable relationship with the NHL, the world’s premier professional hockey league, and any work stoppages or significant reduction in television coverage of NHL games or any other significant decreases in either attendance at NHL games or viewership of NHL games will reduce the visibility of our brands and could adversely affect our sales of hockey equipment and related apparel. The NHL entered into a lockout during a portion of the 2012-2013 NHL regular season, and during that time the Company was unable to sell BAUER products to NHL teams or continue our NHL-related marketing efforts, reducing the visibility of BAUER products. There was a resolution to the NHL lockout on January 12, 2013. While a loss of revenue has been realized as a result of the NHL lockout (largely offset by reduced and avoided costs associated with athlete endorsements and other NHL-related contracts during the lockout period), there is no assurance that there will not be a long term decrease in the popularity of the NHL or other professional hockey leagues or in the “on-ice” exposure of BAUER products, which may adversely affect player participation rates and our sales of ice hockey equipment and related apparel.

Likewise, our sales of roller hockey, lacrosse, baseball and softball equipment and related apparel depends on the popularity of these sports, professional and amateur participation and brand exposure from league play which if negatively impacted could adversely affect our business and financial condition.

The value of our brands and sales of our products could be diminished if we, the athletes who use our products or the sports in which our products are used, are associated with negative publicity

We sponsor a variety of athletes and feature those athletes in our advertising and marketing materials, and many athletes and teams use our products, including those teams or leagues for which we are an official supplier. Actions taken by athletes, teams or leagues associated with our products that harm the reputations of those athletes, teams or leagues could also harm our brand image and result in a material decrease in our net revenues, net income, and cash flows which could have a material adverse effect on our financial condition and liquidity. We may also select athletes who are unable to perform at expected levels or who are not sufficiently marketable, which could also have an adverse effect on our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be as effective or may result in additional costs. Also, union strikes or lock-outs affecting professional play could negatively impact the popularity of the sport, which could have a material adverse effect on our net revenues from products used in that sport. Furthermore, negative publicity resulting from severe injuries or death occurring in the sports in which our products are used could negatively affect our reputation and result in restrictions, recalls or bans on the use of our products and if the popularity of ice hockey or lacrosse (or other sports for which we design, manufacture and sell equipment and related apparel) among players and fans were to decrease due to these risks or the associated negative publicity, sales of our products could decrease and it could have a negative impact on our net revenues, profitability and operating results, and we could become exposed to additional claims and litigation relating to the use of our products and our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products, which could adversely impact our business and financial condition.

Our business depends on strong brands, and if we are not able to maintain and enhance our brands we may be unable to sell our products, which would harm our business and cause the results of our operations to suffer

We believe that the brand image we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the BAUER, VAPOR, SUPREME, NEXUS, MISSION, ITECH, MAVERIK, CASCADE, INARIA and COMBAT brands is critical to maintaining and expanding our customer base. Maintaining and enhancing our brands may require us to make substantial investments in areas such as R&D, community relations and employee training, and these investments may not be successful. A primary component of our strategy involves expanding into other geographic markets, particularly within Russia and other Eastern European countries (for ice hockey) and in Canada (for lacrosse). As we expand into new geographic markets, consumers in these markets may not accept our brand image and may not be willing to pay a premium to purchase our sporting equipment as compared to the locally established branded equipment. We anticipate that as our business expands into new markets, maintaining and enhancing our brands may become increasingly difficult and expensive. If we are unable to maintain or enhance our brands image, it could adversely affect our business and financial condition.

Many of our products or components of our products are provided by a limited number of third-party suppliers and manufacturers and, because we have limited control over these parties, we may not be able to obtain quality products on a timely basis or in sufficient quantities

We rely on a limited number of suppliers and manufacturers for many of our products and for many of the components in our products. During Fiscal 2013, approximately 90% of our raw materials for the products we manufacture were sourced from international suppliers. In addition, a substantial portion of our products are manufactured by third-party manufacturers. During Fiscal 2013, nine international manufacturers produced approximately 90% of our purchased finished goods. We do generally maintain long-term agreements with our third-party suppliers and manufacturers, and we compete with other businesses for raw materials, production capacity and capacity within applicable import quotas.

If we experience significantly increased demand, or if, for any reason, we need to replace an existing manufacturer or supplier, there can be no assurance that additional supplies of raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any new supplier or manufacturer would allocate sufficient capacity to us in order to meet our requirements. In addition, should we decide to transition existing manufacturing between third-party manufacturers, the risk of such a problem could increase. Even if we are able to expand existing or find new manufacturing sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Any material delays, interruption or increased costs in the supply of raw materials or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower revenues and net income both in the short and long-term.

Problems with our distribution system could harm our ability to meet customer expectations, manage inventory, complete sales, and achieve objectives for operating efficiencies

We rely on our distribution facility in Mississauga, Ontario, and on third-party logistics providers in Boras, Sweden and Aurora, Illinois for substantially all of our hockey product distribution. We broadened our arrangement with the Aurora, Illinois third-party vendor to encompass the distribution of all U.S. ice hockey equipment, and may further broaden our arrangements with both third-party vendors for additional products, but there can be no assurance that we will be able to enter into an agreement with these third parties on acceptable terms. We rely on our facility in Liverpool, New York for substantially all of our lacrosse helmet and whitewater product distribution.  Our facility includes computer processes and software which means the operation is complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions or other system failures. In addition, because substantially all of our lacrosse helmet products are distributed from this one location, our operations could also be interrupted by labor difficulties, or by floods, fires or other natural disasters near our facility. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could result from significant disruptions to our distribution system, such as the long-term loss of customers or an erosion of our brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, such as UPS and Federal Express. If we encounter problems with our distribution system, our ability to meet customer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be harmed, which could adversely affect our business and financial condition. Our distribution facilities include computer controlled and automated equipment, which means their operations are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions or other system failures. In addition, because substantially all of our products are distributed from a few locations, our operations could also be interrupted by labour difficulties, or by floods, fires or other natural disasters near our distribution centers. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could result from significant disruptions to our distribution system, such as the long-term loss of customers or an erosion of our brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, including the shipping of our products to and from the Aurora, Illinois and Boras, Sweden distribution facilities. If we encounter problems with our distribution system, our ability to meet customer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be harmed, which could adversely affect our business and financial condition.

The loss of one or more key customers could result in a material loss of revenues

Our customers do not have any contractual obligations to purchase our products on a multi-season or multi-year basis. For Fiscal 2013, our top 10 customers collectively accounted for approximately 39% of our net revenues, with one customer accounting for 11% of our net revenues. We face the risk that one or more of our key customers may not increase their business with us as much as we expect, may suffer from an economic downturn, may significantly decrease their business with us, may negotiate lower prices or may terminate their relationship with us altogether. The failure to increase our sales to these customers would have a negative impact on our growth prospects and any decrease or loss of these key customers’ business or lower gross margins as a result of negotiated lower prices could adversely affect our business and financial condition. In addition, our customers in the retail industry continue to experience consolidation, contractions and some may face financial difficulties from time to time. A large portion of our sales are to specialty sporting retailers. Of these, many of our smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase our products, or could lead retailers to request credit terms that would adversely affect our cash flow and involve significant risks of non-payment. As a result, we may experience a loss of customers or the un-collectability of accounts receivable in excess of amounts against which we have reserved, which could adversely affect our business and financial condition.

The cost of raw materials could affect our operating results

The materials used by us, our suppliers and our manufacturers involve raw materials, including carbon-fiber, aluminum, steel, resin and other petroleum-based products. Significant price fluctuations or shortages in petroleum or other raw materials, including the costs to transport such materials or finished products, the uncertainty of Asian currencies’ fluctuations against the U.S. dollar, increases in labour rates, and/or the introduction of new and expensive raw materials, could have a material adverse effect on our cost of goods sold, operations and financial condition.

We are subject to numerous risks associated with doing business abroad, any one of which, if realized, could adversely affect our business or financial condition

Our business is subject to the risks generally associated with doing business abroad. We cannot predict the effect of various factors in the countries in which we sell our products or where our suppliers are located, including, among others: (i) economic trends in international markets; (ii) legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; (iii) difficulties in enforcing intellectual property rights; (iv) increases in transportation costs or delays; (v) work stoppages and labour strikes; (vi) increase and volatility in labour input costs; (vii) fluctuations in exchange rates; (viii) political unrest, terrorism and economic instability; and (ix) limitations on repatriation of earnings. If any of these or other factors were to render the conduct of our business in a particular country undesirable or impractical, our business and financial condition could be adversely affected. Should our current third-party manufacturers become incapable of meeting our manufacturing or supply requirements in a timely manner or cease doing business with us for any reason, our business and financial condition could be adversely affected.

Any violation of our policies or any applicable laws and regulations by our suppliers or manufacturers could interrupt or otherwise disrupt our sourcing, adversely affect our reputation or damage our brand image. While we do not control these suppliers, manufacturers or licensees or their labour practices, negative publicity regarding the production methods of any of our suppliers, manufacturers or licensees could adversely affect our reputation and sales and force us to locate alternative suppliers, manufacturing sources or licensees, which could adversely affect our business and financial condition.

We may not be successful in our efforts to expand into international market segments

We intend to expand into additional international markets, particularly Russia and other Eastern European countries (for ice hockey) and in Canada (for lacrosse), in order to grow our business. These expansion plans will require significant management attention and resources and may be unsuccessful. We have limited experience adapting our products to conform to local cultures, standards and policies, particularly in non-Western markets. In addition, to achieve satisfactory performance for consumers in international locations, it may be necessary to locate physical facilities, such as regional offices, in the foreign market. We may not be successful in expanding into any additional international markets or in generating revenues from foreign operations.

In addition to risks described elsewhere in this Annual Information Form, our international sales and operations are subject to a number of risks, including:

•                  economic and political conditions, including inflation, fluctuation in interest rates and currency exchange rates;

•                  government regulation and restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs), nationalization, measures protecting cultural industries, expropriation and restrictions on foreign ownership and/or corruption or criminal activity;

•                  restrictions on sales or distribution of certain products and uncertainty regarding liability for products, services and content, local laws, lack of legal precedent, and enforcement of intellectual property rights;

•                  business licensing or certification requirements;

•                  lower levels of consumer spending and fewer opportunities for growth compared to our existing markets; and

•                  geopolitical events, including unstable governments and legal systems, war, civil unrest, and terrorism.

Adverse developments in any of these areas could adversely affect our business and financial condition.

Our results of operations may suffer if we are not able to adequately forecast demand for our products

To reduce purchasing costs and ensure supply, we place orders with our suppliers in advance of the time period we expect to deliver our products. However, a large portion of our products are sold into consumer markets that are difficult to accurately forecast. If we fail to accurately forecast demand for our products, we may experience excess inventory levels or inventory shortages. Factors that could affect our ability to accurately forecast demand for our products include, among others:

•                  changes in consumer demand for our products or the products of our competitors;

•                  new product introductions by our competitors;

•                  failure to accurately forecast consumer acceptance of our products;

•                  inability to realize revenues from booking orders;

•                  adverse weather conditions;

•                  unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction or increase in the rate of reorders placed by retailers;

•                  weakening of economic conditions or consumer confidence in future economic conditions, which could reduce demand for discretionary items, such as our products;

•                  terrorism or acts of war, or the threat thereof, which could adversely affect consumer confidence and spending or interrupt production and distribution of products and raw materials;

•                  abnormal weather pattern or extreme weather conditions including hurricanes, floods, etc., which may disrupt economic activity; and

•                  general economic conditions.

Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could significantly harm our operating results and impair the value of our brands. Inventory shortages may result in unfulfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost net revenues, any of which could adversely affect our business and financial condition.

We are subject to product liability, warranty and recall claims, and our insurance coverage may not cover such claims

The Company manufactures, produces and sells its own products as well as products produced by third-party manufacturers. Some of these products may expose the Company to warranty claims and product liability claims in the event of products manufactured or designed by us actually or allegedly fail to perform as expected, or the use of those products results, or is alleged to result, in personal injury, death or property damage. Further, the Company or one or more of its suppliers might not adhere to product safety requirements or quality control standards, and products may be shipped to retail partners before the issue is identified. In the event this occurs, the Company may have to recall its products to address performance, compliance, or other safety-related issues. The financial costs it may incur in connection with these recalls typically would include the cost of the product being replaced or repaired and associated labor and administrative costs and, if applicable, governmental fines and/or penalties.

For example, in 2010 Bauer Hockey conducted a recall of approximately 130,000 youth hockey sticks in North America after we found that the paint on these sticks contained lead in excess of the regulatory limits established in Canada and the United States for children’s products. The manufacturer of these sticks assumed full responsibility for the costs incurred by the Company in connection with this recall, but there can be no assurance that the costs of any future recalls will not be borne, at least in part, by the Company.

Product recalls can harm our reputation and cause us to lose customers, particularly if those recalls cause consumers to question the safety or reliability of our products. Substantial costs incurred or lost sales caused by future product recalls could materially adversely affect our business. Conversely, not issuing a recall or not issuing a recall on a timely basis can harm our reputation and cause us to lose customers for the same reasons as expressed above. Product recalls, withdrawals, repairs or replacements may also increase the amount of competition that the Company faces.

We vigorously defend or attempt to settle all product liability cases brought against us. However, there is no assurance that we can successfully defend or settle all such cases. We believe that we are not currently subject to any material product liability claims not covered by insurance, although the ultimate outcome of these and future claims cannot presently be determined. Because product liability claims are part of the ordinary course of our business, we maintain product liability insurance which we currently believe is adequate. Our insurance policies provide coverage against claims resulting from alleged injuries arising from our products sustained during the respective policy periods, subject to policy terms and conditions. The primary portion of the Company’s product liability coverage is written under a policy expiring on September 1, 2013 with a primary limit of $5,000,000, and with a self-insured retention of $50,000 for all products, including helmets and soft goods. The Company has umbrella coverage with a limit of $20,000,000 above the primary layer. The umbrella coverage expires on September 1, 2013. We also have excess liability coverage, expiring on September 1, 2013, with a limit of $25,000,000 above the umbrella layer, providing a total of $50,000,000 of liability insurance. Management believes the insurance will be renewed on substantially similar terms upon its expiry but there can be no assurance that this coverage will be renewed or otherwise remain available in the future, that our insurers will be financially viable when payment of a claim is required, that the cost of such insurance will not increase, or that this insurance will ultimately prove to be adequate under our various policies. Furthermore, future rate increases might make insurance uneconomical for us to maintain. These potential insurance problems or any adverse outcome in any liability suit could create increased expenses which could harm our business. We are unable to predict the nature of product liability claims that may be made against us in the future with respect to injuries, diseases or other illnesses resulting from the use of our products or the materials incorporated in our products.

With regard to warranty claims, our actual product warranty obligation could materially differ from historical rates which would oblige us to revise our estimated warranty liability accordingly. Also, certain products sold by us, such as composite ice hockey sticks, have a higher warranty expense than other products. Adverse determinations of material product liability and warranty claims made against us could have an adverse effect on our business and financial condition (including gross profit) and could harm the reputation of our brands.

Sales of our products will be adversely affected if we cannot satisfy the standards established by testing and athletic governing bodies

Our products are designed to satisfy the standards established by a number of regulatory and testing bodies, including the Canadian Standards Association (“CSA”) and the Hockey Equipment Certification Council (HECC), as well as by athletic organizations and governing bodies, including the NHL and NCAA. For certain products, we rely on our in-house testing equipment to ensure that such products comply with these standards. There can be no assurance that our future products will satisfy these standards, that our in-house testing equipment will produce the same results as the equipment used by the applicable testing bodies, athletic organizations and governing bodies or that existing standards will not be altered in ways or at times that adversely affect our brands and the sales of our products. Any failure to comply with applicable standards could have an adverse effect on our business and financial condition. In addition, certain regulatory and testing bodies, including the CSA, test and certify our products pursuant to contractual agreements which may be terminated with or without cause by the regulatory and testing bodies on short notice. Any such termination may be within or beyond our control, and if we could no longer sell our products with the relevant certification, it could have an adverse effect on our business and financial condition.

Some of our lacrosse products are made to meet requirements by governing bodies and athletic organizations such as the NCAA, NFHS and US Lacrosse. Specifically, lacrosse helmets and facemasks must meet the National Operating Committee on Standards for Athletic Equipment (NOCSAE) standard.  Lacrosse balls also must meet the NOCSAE standard. Lacrosse goggles are made to meet an ASTM standard for lacrosse eyewear.

Sales of our baseball and softball products will be adversely affected if we cannot satisfy the standards established by athletic organizations and governing bodies.  Our products are designed to satisfy the standards established by a number of athletic organizations and governing bodies, including the NCAA, Little League International and USA Baseball. These standards can be changed on short notice and in ways that are disruptive to manufacturers such as us.

For certain products, we rely on our in-house testing equipment to ensure that such products comply with these standards. There can be no assurance that our future products will satisfy these standards, that our in-house testing equipment will produce the same results as the equipment used by the applicable testing bodies, athletic organizations and governing bodies or that existing standards will not be altered in ways or at times that adversely affect our brands and the sales of our products. Any failure to comply with applicable standards could have an adverse effect on our business and financial condition.

In addition, certain athletic organizations and governing bodies test and certify our products pursuant to contractual agreements which may be terminated with or without cause by the athletic organizations and governing bodies on short notice. Any such termination may be within or beyond our control, and if we could no longer sell our products with the relevant certification, or if we are forced to recall products already sold, it could have an adverse effect on our business and financial condition.

If we lose the services of our CEO or other member of our team who possess specialized market knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services

Many of our team members have extensive experience in our industry and with our business, products, and customers. Since we are managed by a small group of senior executive officers, the loss of the technical knowledge, management expertise and knowledge of our operations of one or more members of our team, including Kevin Davis, our President and CEO, could result in a diversion of management resources, as the remaining members of management would need to cover the duties of any senior executive who leaves us and would need to spend time usually reserved for managing our business to search for, hire and train new members of management. The loss of some or all of our team could negatively affect our ability to develop and pursue our business strategy, and/or our ability to integrate recent acquisitions, which could adversely affect our business and financial condition. In addition, the market for key personnel in the industry in which we compete is highly competitive, and we may not be able to attract and retain key personnel with the skills and expertise necessary to manage our business. We do not maintain “key executive” life insurance.

Litigation may adversely affect our business and financial results

Our business is subject to the risk of litigation by employees, customers, consumers, suppliers, competitors, Shareholders, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend future litigation may be significant. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business and financial condition.

Employment-related matters, such as unionization, may affect our profitability or reputation

As of May 31, 2013, approximately 82 of our 597 employees were unionized. Although we have good labour relations with these unionized employees, we have little control over union activities and could face difficulties in the future. Our collective bargaining agreement with a union in Mississauga, Ontario, covering approximately 54 employees, expires on July 6, 2014. Our collective bargaining agreement with a union in St. Jerome, Québec, covering approximately 28 employees, expires on November 30, 2017. Labour organizing activities could result in additional employees becoming unionized. We cannot assure you that we will be able to negotiate new collective bargaining agreements on similar or more favourable terms or that we will not experience work stoppages or other labour problems in the future at our unionized and non-union facilities. We could experience a disruption of our operations or higher ongoing labour costs, which could adversely affect our business and financial condition.

In addition, labour disputes at our suppliers or manufacturers create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes or other disruptions during our peak importing or manufacturing seasons, and could have an adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages, and reduced net revenues and net income.

Further, any negative publicity associated with actions by any of our employees, whether during the course of employment or otherwise, could negatively affect our reputation, which could adversely affect our business and financial condition.

If we experience significant disruptions in our information technology systems, our business and financial results may be adversely affected

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, customer order processing, purchasing and inventory management. Our software solutions are intended to enable management to better and more efficiently conduct our operations and gather, analyze, and assess information across all business segments and geographic locations. However, difficulties with the hardware and software platform could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, and otherwise adequately service our customers, which would have an adverse effect on our business and financial results. In the event we experience significant disruptions with our information technology system, we may not be able to fix our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business and financial condition. Costs associated with potential interruptions to our information systems could be significant.

The ability to operate our business will be limited by restrictive covenants contained in our Amended Credit Facility

Our Amended Credit Facility contains restrictive financial and other covenants which affect and, in some cases, significantly limit or prohibit, among other things, the manner in which we may structure or operate our business, including by reducing our liquidity, limiting our ability to incur indebtedness, create liens, sell assets, pay dividends, make capital expenditures, be subject to a change of control, and engage in acquisitions, mergers or restructurings. Future financings and other major agreements may also be subject to similar covenants which limit our operating and financial flexibility, which could materially and adversely affect our business and financial condition.

A failure by us to comply with our contractual obligations (including restrictive, financial and other covenants) or to pay our indebtedness and fixed costs could result in a variety of material adverse consequences, including the acceleration of our indebtedness, and the exercise of remedies by our creditors, and such defaults could trigger additional defaults under other indebtedness or agreements. In such a situation, it is unlikely that we would be able to repay the accelerated indebtedness or fulfill our obligations under certain contracts, or otherwise cover our fixed costs. Also, the lenders under the financing arrangements could foreclose upon all or substantially all of our assets which secure our obligations.

Our anticipated level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our debt obligations

Our total debt as of May 31, 2013 was $171.7 million.  This amount included $3.9 million of financing costs which we are amortizing over the life of the credit facility and finance lease obligations of $0.1 million. The remainder of the debt balance was comprised of $67.7 million of revolving debt and $107.9 million of a term loan due in 2016.  We are required to amortize our term loan by $7.5 million per year with the balance due in a lump sum in 2016. See “Material Contracts — The Amended Credit Facility”.  In addition, we are required to have no more than $50 million outstanding under the revolving loan for a period of 30 consecutive days between February 1 and March 31 of each year. Our degree of leverage could have important consequences, including the following:

•                   a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and other financial obligations and will not be available for other purposes, including funding our operations and capital expenditures for projects such as a new warehouse or distribution center, new store openings, and future business opportunities;

•                  the debt service requirements of our other indebtedness and lease expense could make it more difficult for us to make payments on our debt;

•                  our ability to obtain additional financing for working capital and general corporate or other purposes may be limited;

•                  certain of our borrowings under the Amended Credit Facility, is at variable rates of interest, exposing us to the risk of increased interest rates;

•                  our debt level may limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general, placing us at a competitive disadvantage compared to our competitors that have less debt;

•                  our leverage may make us vulnerable to a downturn in general economic conditions and adverse industry conditions; and

•                  changes in interest rates could materially and adversely affect our cash flows and results from operations. Our financing includes long-term debt and an Amended Revolving Loan that bears interest based on floating market rates. Changes in these rates result in fluctuation in the required cash flow to service this debt and could adversely affect our business and financial condition.

Our business could suffer if we are unsuccessful in making, integrating, and maintaining acquisitions and investments, including integrating the recent Cascade Acquisition, Inaria Acquisition and Combat Acquisition.

One of our growth strategies is to continue to pursue strategic acquisitions of new or complementary businesses, products or technologies. There can be no assurance that we would be able to expand our efforts and operations in a cost-effective, accretive or timely manner or that any such efforts would increase overall market acceptance. Further, given our current level of market share in the hockey equipment segment, any acquisitions or investments may be subject to regulatory approval, and there can be no assurance that such approval would be received, whether in a timely manner or if at all.

Furthermore, any new businesses or products acquired by us that were not favourably received by consumers could damage our reputation or our existing brands. The lack of market acceptance of such businesses or products or our inability to generate satisfactory revenues from such businesses or products to offset their cost could have an adverse effect on our business and financial condition.

We have acquired and invested in a number of companies and we may acquire or invest in or enter into joint ventures with additional companies. These transactions, including the Cascade Acquisition, Inaria Acquisition and Combat Acquisition, create risks such as:

•                  disruption of our ongoing business, including loss of management focus on existing businesses;

•                  problems retaining key personnel;

•                  additional operating losses and expenses of the businesses we acquired or in which we invested;

•                  the potential impairment of tangible assets, intangible assets and goodwill acquired in the acquisitions;

•                  the potential impairment of customer and other relationships of a company we acquired or in which we invested or our own customers as a result of any integration of operations;

•                  the difficulty of incorporating acquired businesses and unanticipated expenses related to such integration;

•                  the difficulty of integrating a new company’s accounting, financial reporting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•                  the difficulty of implementing at a company we acquire the controls, procedures and policies appropriate for a public company;

•                  potential unknown liabilities associated with a company we acquire or in which we invest; and

•                  for foreign transactions, additional risks related to the integration of operations across different cultures and languages, and the economic, political, and regulatory risks associated with specific countries.

Our performance sports categories have been conducted as separate and distinct businesses, each with its own management team and operations. While we believe that the operations of the Company and our recently acquired companies can be successfully integrated, there can be no assurance that this will be the case. We could face impediments in our ability to implement our integration strategy. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset, in whole or in part, the expected benefits of our integration and operating plans. Further, the integration may require substantial attention from, and place substantial demands upon, our senior management, as well as requiring the cooperation of our employees and those employees of the acquired businesses. Moreover, there can be no assurance that our customers and suppliers will look upon the acquisitions favourably. Failure to successfully integrate the operations of the Company and any of the acquired businesses could adversely affect our business and financial condition.

As a result of future acquisitions or mergers, we might need to issue additional equity securities, spend our cash, or incur debt, contingent liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business. In addition, valuations supporting our acquisitions and strategic investments could change rapidly given the current global economic climate and the inherent uncertainty involved in such matters. We could determine that such valuations have experienced impairments or other-than-temporary declines in fair value which could adversely impact our business and financial condition.

Acquisitions and investment also increase the complexity of our business and places significant strain on our management, personnel, operations, supply chain, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and adversely affect our business and financial condition.

Undisclosed liabilities acquired pursuant to the Cascade Acquisition, Inaria Acquisition and Combat Acquisition

Although we have conducted what we believe to be a prudent and thorough level of investigation in connection with each of the Cascade Acquisition, Inaria Acquisition and Combat Acquisition, an unavoidable level of risk remains regarding any undisclosed or unknown liabilities of, or issues concerning the acquired businesses. Following each of the acquisitions, we may discover that we have acquired substantial undisclosed liabilities. In addition, we may be unable to retain the acquired businesses’ respective customers or employees following the acquisitions or third parties may attempt to infringe the acquired businesses’ intellectual property or claim that their products infringe such third party’s intellectual property. Only certain of these events may entitle us to claim indemnification from the sellers under the pertinent purchase agreements. In addition, even if indemnification is available it may not offset such liabilities. The existence of undisclosed liabilities, our inability to retain customers or employees, our inability to protect intellectual property or defend claims for infringement, or the inability to claim indemnification from each of the sellers of the acquired businesses could adversely affect our business and financial condition.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products

From time to time, third parties have challenged our patents, trademark rights and branding practices, or asserted intellectual property rights that relate to our products and product features. We may be required to defend such claims in the future, which, whether or not meritorious, could result in substantial costs and diversion of resources and could negatively affect our results of operations or competitive position. Should we be found liable for infringement of the intellectual property rights of others, we may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages, or cease making certain of our products. We may also need to redesign or rename some of our products to avoid future infringement liability. Moreover, our involvement in litigation against third parties based on infringement of our intellectual property rights presents some risk that our intellectual property rights could be challenged and invalidated. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling certain of our products, which could adversely affect our business and financial condition.

Volatile market price for Common Shares

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following:

•                                          actual or anticipated fluctuations in the Company’s quarterly results of operations;

•                                          changes in estimates of our future results of operations by us or securities research analysts;

•                                          changes in the economic performance or market valuations of other companies that investors deem comparable to the Company;

•                                          addition or departure of the Company’s executive officers and other key personnel;

•                                          release or other transfer restrictions on outstanding Common Shares;

•                                          sales or perceived sales of additional Common Shares;

•                                          significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors;

•                                          news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets; and

•                                          conversion or sale of the Proportionate Voting Shares.

Financial markets continue to experience significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s business and financial condition could be adversely impacted and the trading price of the Common Shares may be adversely affected.

We do not currently intend to pay dividends on our Equity Shares

We currently intend to retain future earnings, if any, for future operation, expansion and debt repayment. Any decision to declare and pay dividends on our Equity Shares in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our financial results, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our Amended Credit Facility. As a result, you may not receive any return on an investment in our Common Shares in the foreseeable future unless you sell our Common Shares for a price greater than that which you paid for it.

We are a holding company

We are a holding company and a substantial portion of our assets are the capital stock of our subsidiaries. As a result, investors in the Company are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate substantially all of our revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company. The Common Shares are effectively junior to indebtedness and other liabilities (including trade payables) of our subsidiaries. If any dividends are payable, holders of each Proportionate Voting Share will receive 1,000 times the amount paid to the holder of each Common Share. See “Description of Capital Structure” above.

The IRS may assert that a certain acquisition is an inversion transaction

In certain circumstances, a U.S. corporation that is acquired by a non-U.S. corporation may be required to recognize certain taxable income, or the new foreign parent corporation may be treated as a U.S. corporation for U.S. federal income tax purposes (“inversion transactions”). If the Company were treated as a U.S. corporation for U.S. federal income tax purposes, the Company and its Shareholders that are not U.S. Holders could be subject to adverse tax consequences. The Company believes, based on the facts and circumstances of the acquisition of the Bauer Business at the time of the IPO and the Company’s operations that such acquisition was not an inversion transactions, but there can be no assurance that the IRS will not challenge this conclusion.

The Kohlberg Funds will indirectly retain a level of control of the Company and their interests may conflict with your interests

The Kohlberg Funds, collectively, own an equivalent of 10,661,695 Common Shares (assuming the conversion of all Proportionate Voting Shares to Common Shares on the basis of 1,000 Common Shares for one Proportionate Voting Share), representing a 30.3% equity and voting interest in the Company, 25.3% on a fully diluted basis.

Accordingly, and for so long as the Kohlberg Funds continue to have significant voting power among the Equity Shares, they could exercise a significant influence over our business and affairs, including in the election of the Board of Directors and other matters involving ordinary resolutions. The Kohlberg Funds’ level of control at 30.3% equity and voting interest also in effect removes a level of shareholders’ decision making rights in the event of a special resolution. The Kohlberg Funds effectively have a block in situations requiring a special resolution of two-thirds majority vote, which includes any fundamental changes such as certain acquisitions, mergers, amalgamations or other liquidity events. This concentration of voting power could have the effect of deterring or preventing a change in control of Bauer Performance Sports that might otherwise be beneficial to our Shareholders. See also “Description of Capital Structure”.

The Kohlberg Funds also have certain rights to nominate directors for election, and as such, may exercise further control on our business, affairs and strategic direction.  See “Material Contracts — Nomination Rights Agreement”.

Conversions and potential future sales of Equity Shares could adversely affect prevailing market prices for the Equity Shares

Common Shares may at any time, at the option of the holder, be converted into Proportionate Voting Shares on the basis of 1,000 Common Shares for one Proportionate Voting Share. Each issued and outstanding Proportionate Voting Share may at any time, at the option of the holder, be converted into 1,000 Common Shares. See “Description of Capital Structure — Conversion Rights”.

The Kohlberg Funds may sell some or all of their Equity Shares in the future and no prediction can be made as to the effect, if any, such future sales of Equity Shares could have on the market price of the Common Shares or other Equity Shares prevailing from time to time.

Future sales of a substantial number of Equity Shares by our Shareholders, officers, directors, principal shareholder and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for the Equity Shares and could impair our ability to raise capital through any future sales of our securities. Pursuant to the Registration Rights Agreement, the Existing Holders are granted certain demand and “piggy-back” registration rights. See “Material Contracts — Registration Rights Agreement”.

No prediction can be made as to the effect of any conversion of an Equity Share into another class of Equity Shares. Generally, any conversion between our Equity Shares could have adverse effects on the liquidity and market prices for the shares of the class from which conversion is made and the shares of the class to which conversion is made, respectively.

Risks Related to Macroeconomic Environment

Fluctuations in the value of the Canadian dollar and the U.S. dollar in relation to each other and other world currencies may impact our operating and financial results and may affect the comparability of our results between financial periods

We are exposed to market risks attributable to fluctuations in foreign currency exchange rates, primarily changes in the value of the U.S. dollar versus other currencies such as the Canadian dollar, the euro and the Swedish krona. Exchange rate fluctuations could have an adverse effect on our results of operations. We conduct business in many geographic markets. For example, most of our supply purchases are in U.S. dollars, and approximately half of our revenues are in Canadian dollars. Therefore, a fluctuation in the exchange rate of U.S. dollar versus other currencies such as the Canadian dollar, the euro and the Swedish krona, could materially affect our gross profit margins and operating results. We have entered into various arrangements to mitigate our foreign currency rate, but there can be no assurances that such arrangements will prove to be favourable to the Company.

For the purposes of financial reporting, our financial statements are presented in accordance with IFRS, and we report, and will report, our results in U.S. dollars. Any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated revenues and costs. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

In addition, if you are a U.S. Shareholder, the value of your investment in us will fluctuate as the U.S. dollar rises and falls against the Canadian dollar. Also, if we pay dividends in the future, we may pay those dividends in Canadian dollars. Accordingly, if the U.S. dollar rises in value relative to the Canadian dollar, the U.S. dollar value of the dividend payments received by U.S. shareholders would be less than they would have been if exchange rates were stable.

The Company employs a hedging strategy that can include foreign exchange swaps, interest rate contracts, and foreign currency forwards as economic hedges. Currency hedging entails a risk of illiquidity and the risk of using hedges could result in losses greater than if the hedging had not been used. Hedging arrangements may have the effect of limiting or reducing the total returns to the Company if purchases at hedged rates result in lower margins than otherwise earned if purchases had been made at spot rates. In addition, the costs associated with a hedging program may outweigh the benefits of the arrangements in such circumstances.

Global capital and credit market conditions, and resulting declines in consumer confidence and spending, could have a material adverse effect on our business, operating results, and financial condition

Continued volatility and disruption in the global capital and credit markets have led to a tightening of business credit and liquidity, a contraction of consumer credit, business failures, higher unemployment, and declines in consumer confidence and spending in Canada, the United States and internationally. If global economic and financial market conditions deteriorate or remain weak for an extended period of time, the following factors could have a material adverse effect on our business, operating results, and financial condition:

•                  slower consumer spending may result in reduced demand for our products, reduced orders from retailers for our products, order cancellations, lower revenues, increased inventories, and lower gross profit margins;

•                  we may be unable to access financing in the credit and capital markets at reasonable rates in the event we find it desirable to do so;

•                  the failure of financial institution counterparties to honor their obligations to us under credit and derivative instruments could jeopardize our ability to rely on and benefit from those instruments. Our ability to replace those instruments on the same or similar terms may be limited under poor market conditions;

•                  we conduct transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates relative to the U.S. dollar. Continued volatility in the markets and exchange rates for foreign currencies and contracts in foreign currencies could have a significant impact on our reported financial results and condition;

•                  continued volatility in the markets and prices for commodities and raw materials we use in our products and in our supply chain (such as petroleum-based products) could have a material adverse effect on our costs, gross profit margins, and profitability;

•                  if retailers of our products experience declining revenues, or retailers experience difficulty obtaining financing in the capital and credit markets to purchase our products, this could result in reduced orders for our products, order cancellations, inability of retailers to timely meet their payment obligations to us, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts, and increased bad debt expense;

•                  if retailers of our products experience severe financial difficulty, some may become insolvent and cease business operations, which could reduce the availability of our products to consumers; and

•                  if contract manufacturers of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance general working capital needs, it may result in delays or non-delivery of shipments of our products.

A reduction in discretionary consumer spending could reduce sales of our sporting equipment and related apparel

We sell recreational, non-essential products. The success of our business depends to a significant extent upon discretionary consumer spending. Discretionary consumer spending is affected by general economic conditions affecting disposable consumer income, such as rates of employment, business conditions, consumer confidence, the stock market, interest rates and taxation. Any significant decline in these general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending could lead to reduced sales of our sporting equipment and related apparel, which could have an adverse effect on our business and financial condition. Anticipating and forecasting such changes in discretionary consumer spending is difficult and cannot be done with certainty. We use internal forecasts to plan and make important decisions relating to our business, however these forecasts may prove to be incorrect and this can lead to negative economic consequences for the business.

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability

We are subject to income taxes in Canada, the United States, and numerous foreign jurisdictions. Our effective income tax rate in the future could be adversely affected by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the outcome of income tax audits in various jurisdictions around the world. We regularly assess all of these matters to determine the adequacy of our tax provision, which is subject to discretion. If our assessments are incorrect, it could have an adverse effect on our business and financial condition.

On March 21, 2013, the Canadian government announced that it will reduce import tariffs on certain hockey equipment effective as of April 1, 2013 (“Canadian Tariff Reduction”). Prior to April 1, 2013, the Company’s tariffs on hockey equipment imported into Canada were up to 18.0% and were included in the Company’s cost of goods sold. Retroactive to April 1, 2013, Bauer Hockey reduced wholesale prices to its Canadian retail partners to reflect the lower duties on certain categories of hockey equipment. Management currently expects that the reduced wholesale prices on affected products will have a limited impact on future profitability, as the reduction in the costs of goods sold is passed on to retailers. We also reduced wholesale prices on products affected by the Canadian Tariff Reduction that were imported prior to April 1, 2013. The total amount of import tariffs paid on products imported prior to April 1, 2013 was $1.6 million. The higher cost of goods sold for these products will primarily be recognized within the fourth quarter of Fiscal 2013 and the first half of Fiscal 2014 as this inventory is sold. See “Forward-Looking Statements”.

The inability for counterparties and customers to meet their financial obligations to us may result in financial losses

Credit risk is the risk that the counterparty to a financial instrument fails to meet its contractual obligations, resulting in a financial loss to us.

We sell to a diverse customer base over a global geographic area. We evaluate collectability of specific customers receivables based on a variety of factors including currency risk, geopolitical risk, payment history, customer stability and other economic factors. Collectability of receivables is reviewed on an ongoing basis by management and the allowance for doubtful accounts is adjusted as required. Account balances are charged against the allowance for doubtful accounts when we determine that it is probable that the receivable will not be recovered. Although the geographic diversity of the customer base, combined with our established credit approval practices and ongoing monitoring of customer balances mitigates the counterparty risk, there are no assurances that our customers will meet their contractual obligations to us.

Natural disasters, unusual weather, pandemic outbreaks, boycotts and geo-political events or acts of terrorism could adversely affect our operations and financial results

The occurrence of one or more natural disasters, such as hurricanes, floods and earthquakes, unusually adverse weather, pandemic outbreaks, boycotts and geo-political events, such as civil unrest in countries in which our suppliers are located and acts of terrorism, or similar disruptions could adversely affect our operations and financial results. These events could result in physical damage to one or more of our properties, increases in fuel or other energy prices, the temporary or permanent closure of one or more of our warehouses or distribution centers, the temporary lack of an adequate workforce in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our warehouses, and distribution centers, and disruption to our information systems. These factors could otherwise disrupt our operations and could have an adverse effect on our business and financial condition.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

We are from time to time involved in legal proceedings and regulatory actions of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, or have been involved since the beginning of the most recently completed fiscal year, individually or in the aggregate, is not material to, or exceeds in value 10% of the current assets of, the Company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set out below or as described elsewhere in this Annual Information Form, none of (i) the directors or executive officers of the Company, (ii) the Shareholders who beneficially own or control or direct, directly or indirectly, more than 10% of the voting shares of the Company, or (iii) any associate or affiliate of the persons referred to in (i) and (ii), has or has had any material interest, direct or indirect, in any transaction within the three most recently completed fiscal years or during the current fiscal year, or in any proposed transaction that has materially affected or is reasonably expected to materially affect the Company or any of its subsidiaries.

In connection with the financing of the Cascade Acquisition, on June 29, 2012, the Company entered into an agreement with the Kohlberg Funds, pursuant to which the Kohlberg Funds subscribed for an aggregate of 642,000 Common Shares on a concurrent private placement resulting in gross and net proceeds of Cdn$5 million.

In connection with the acquisition of the Bauer Hockey Business from Nike, KSGI entered into several agreements with all or certain of the Existing Holders that are customary for businesses that are closely held or purchased and owned by private equity sponsors.  These agreements include the KSGI Securityholders Agreement, the KSGI Registration Rights Agreement, the Management Services Agreement and consulting agreements with certain Kohlberg representatives on the KSGI board of directors.  Upon the acquisition of the Bauer Hockey Business, a transaction fee was also payable to Kohlberg.  The business purpose of these transactions was to compensate Kohlberg and certain of its representatives for its ongoing advisory services to KSGI and its subsidiaries and affiliates.  The nature of services included, among other things, (i) developing and implementing corporate business strategy and planning; (ii) arranging debt and equity financings and refinancings; and (iii) establishing, maintaining and evaluating banking, legal and other business relationships.  In connection with the IPO, each of the agreements referred to above were terminated.  Pursuant to an agreement between Kohlberg and KSGI, KSGI paid Kohlberg an aggregate fee equal to $4 million upon completion of the IPO in connection with the termination of the Management Services Agreement.  In connection with the IPO, the Existing Holders entered into certain securityholders’ agreements with the Company as more particular described under “Material Contracts”.  In addition, the Company has entered into a consulting agreement with Richard W. Frank in order to continue to receive the consulting services Mr. Frank is providing in connection with business planning and strategy.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditor is KPMG LLP and its address is Two Financial Center, 60 South Street, Boston, Massachusetts 02111, United States.

The transfer agent and registrar for the Common Shares and Proportionate Voting Shares is Equity Financial Trust Company which can be contacted at its principal offices at 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, Canada. TMX Equity Transfer Services Inc. is operating the transfer agency and corporate trust business in the name of Equity Financial Trust Company for a transitional period.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which the Company has entered into since the beginning of the last fiscal year before the date of this Annual Information Form, entered into prior to such date but which contract is still in effect, or to which the Company is a party to. Each of the summaries below describes certain material provisions of the relevant material contract and is subject to, and qualified in its entirety by reference to, the relevant material contract, a copy of which is available on SEDAR at www.sedar.com.

Copies of the material agreements may be inspected during ordinary business hours at the Company’s principal executive offices located at 100 Domain Drive, Exeter, New Hampshire 03833, United States, during the period of distribution of the Common Shares or may be found on SEDAR at www.sedar.com.

Nomination Rights Agreement

The Kohlberg Funds and the Company entered into a nomination rights agreement dated March 10, 2011 (the “Nomination Rights Agreement”) pursuant to which the Company covenanted to take all permissible corporate action such that the Board of Directors consists of a total of nine directors, with the Kohlberg Funds receiving certain director nomination rights. For so long as the Kohlberg Funds beneficially own a specified percentage of the combined voting power of all Equity Shares, the Kohlberg Funds are entitled to nominate for election or appointment to the Board of Directors a specified number of the Company’s directors, as set out in the table below.

Percentage of the Voting and Equity Power of all of the Equity Shares	Number of Directors
Greater than or equal to 50%	5/9
Less than 50% but not less than 40%	4/9
Less than 40% but not less than 30%	3/9
Less than 30% but not less than 20%	2/9
Less than 20% but not less than 10%	1/9
Less than 10%	None

Assuming the Kohlberg Funds continues to own less than 40%, but not less than 30% of the combined voting power of all Equity Shares, they will have the right to nominate three directors at the Company’s next annual general meeting.

Also under the Nomination Rights Agreement, if there are three or more Kohlberg Funds nominees serving as directors, the Company must use its best efforts to include two of such Kohlberg Funds nominees, where one serves as chairman, on each of the Compensation Committee and the Corporate Governance and Nominating Committee unless otherwise waived by the Kohlberg Funds. If there are not more than two Kohlberg Funds nominees serving as directors, at least one Kohlberg Funds nominee must be included on each of the aforementioned committees.

Registration Rights Agreement

The Existing Holders and the Company entered into a registration rights agreement dated March 10, 2011 (the “Registration Rights Agreement”) pursuant to which the Company provides for demand registration rights in favour of the Kohlberg Funds (or their permitted assignees) that enable them to require the Company to qualify by prospectus all or a portion of its Common Shares, including Common Shares issuable upon conversion of its Proportionate Voting Shares, held by them for a distribution to the public in Canada, provided such demand will result in a minimum offering size of $10 million. In accordance with the terms of the Registration Rights Agreement, the Kohlberg Funds will be limited to participate on an aggregate basis in three demand registrations in any 12-month period, commencing 180 days after Closing of the IPO. The Company is entitled to defer, for valid business reasons, any such demand for a period of up to 90 days in certain circumstances.

The Registration Rights Agreement also provides the Existing Holders with incidental, or piggy-back, registration rights. Where the Company proposes to file a preliminary prospectus with respect to a distribution of Common Shares in Canada, the Existing Holders have the right to request that all or a portion of their Common Shares, including Common Shares issuable upon conversion of its Proportionate Voting Shares, be included as a part of such distribution, subject to certain limitations. In addition, where the Kohlberg Funds have made a demand registration, the other Existing Holders have a piggy-back registration right, subject to certain limitations.

Subject to the minimum offering size and the restrictions described above, the Kohlberg Funds may make an unlimited number of demand registrations for so long as the Kohlberg Funds, in the aggregate, beneficially own more than 10% of the outstanding Equity Shares representing more than 10% of the combined voting power of all Equity Shares. The Existing Holders (other than the Kohlberg Funds) will continue to have piggy-back registration rights for so long as the Kohlberg Funds have demand registration rights under the Registration Rights Agreement.

The Company will pay all distribution expenses in connection with all demand registrations and piggy-back registrations, and all expenses incurred by the Existing Holders in connection therewith, other than underwriting fees, discounts and commissions in respect of the Existing Holders’ Common Shares sold pursuant to any registration, which will be for the account of the Existing Holders.

On September 26, 2012, the Kohlberg Funds exercised a demand registration right and entered into a bought deal offering pursuant to which they sold to the public an aggregate of 4,140,000 Common Shares at a price of Cdn$9.90 per share, representing gross proceeds of Cdn$40,986,000 (including the full exercise of the over-allotment option). On January 17, 2013, the Kohlberg Funds again exercised a demand registration and entered into a bought deal offering pursuant to which they sold to the public an aggregate of 3,450,000 Common Shares at a price of Cdn$11.60 per share, representing gross proceeds of Cdn$40,020,000 (including the full exercise of the over-allotment option).

The Amended Credit Facility

General

In connection with the closing and funding of the Cascade Acquisition, the Company amended its existing credit facility and entered into the Amended Credit Facility. The Amended Credit Facility is comprised of a (i) $130 million term loan facility (the “Amended Term Loan”), denominated in both Canadian dollars and U.S. dollars, of which approximately $119 million is currently available, and (ii) $145 million revolving loan (the “Amended Revolving Loan”), denominated in both Canadian dollars and U.S. dollars, the availability of which is subject to meeting certain borrowing base requirements. The Amended Revolving Loan includes a $20 million letter of credit subfacility and a $10 million swing line loan subfacility.

Interest Rate and Fees

The interest rates per annum applicable to the loans under the Amended Credit Facility are equal to an applicable margin percentage, as further described below, plus, at the Borrowers’ option, (i) the U.S. base rate or (ii) LIBOR (each as determined in accordance with the terms of the Amended Credit Facility).

Any portion of the outstanding principal balance under the Amended Revolving Loan in Canadian dollars and any portion of the Amended Term Loan in Canadian dollars bears interest equal to the applicable margin percentage, as further described below, plus, at the Borrowers’ option, (i) the Canadian base rate or (ii) the Bankers’ Acceptance rate (each as determined in accordance with the terms of the Amended Credit Facility).

The applicable margin percentages are subject to adjustment based upon the ratio of the total debt to EBITDA (as defined under the Amended Credit Facility) as follows:

Leverage Ratio	Base Rate/Canadian Base Rate Margin	LIBOR/BA Rate Margin	Unused Commitment Fees
Equal to or greater than 3.00:1.00	1.25%	2.50%	0.50%
Equal to or greater than 2.50:1.00 but less than 3.00:1.00	1.00%	2.25%	0.45%
Equal to or greater than 2.00:1.00 but less than 2.50:1.00	0.75%	2.00%	0.40%
Less than 2.00:1.00	0.50%	1.75%	0.35%

On the last day of each calendar quarter, the Borrowers pay a commitment fee to GE Canada Finance Holding Company (the “Administrative Agent”) on account of each of the Lenders in respect of any unused commitments under the Amended Revolving Loan, in an amount based upon the ratio of the total debt to EBITDA on the average unused daily balance (less any outstanding letters of credit) as described above under the column “Unused Commitment Fees”.

Prepayments

For a period of 30 consecutive days between February 1 and March 31 of each year, the Borrowers cannot have advances under the Amended Revolving Loan outstanding in a maximum aggregate principal amount exceeding $65 million. Mandatory excess cash flow payments (if any) are applicable under certain circumstances.

Covenants

The Amended Credit Facility increases the permitted Maximum Leverage Ratio (as defined under the Amended Credit Facility).

Permitted Acquisitions

The Borrowers were permitted to make the Cascade Acquisition, and such acquisition was deemed to be a Permitted Acquisition under the Amended Credit Facility, and such acquisition does not count against certain capped dollar amounts that limit the size of permitted acquisitions in general.

Guarantees and Security

The Administrative Agent, for the benefit of itself and the Lenders, has a first priority perfected security interest in all existing and after acquired real and personal property of the Company and its subsidiaries, subject to certain exceptions and materiality thresholds.

The Administrative Agent received a first priority perfected pledge, for the benefit of itself and the Lenders, of all the outstanding capital stock or other equity securities of the Company’s material subsidiaries.

The material subsidiaries of the Borrowers acquired in the Cascade Acquisition have also guaranteed the obligations of both Borrowers.

The Vapor License Agreement

At the time of the sale of the Bauer Hockey Business by Nike, Nike granted to us an exclusive, worldwide, royalty-free, perpetual limited license to use the VAPOR brand in connection with the manufacture and sale of certain products, subject to the terms and conditions set out in a trademark license agreement, dated April 16, 2008 (the “Vapor License Agreement”). Pursuant to a co-existence agreement, Nike assigned to us its ownership of the SUPREME brand with respect to hockey and skating equipment and related apparel.

INTERESTS OF EXPERTS

KPMG LLP has advised the Company that they are independent in accordance with all relevant professional and regulatory standards.

ADDITIONAL INFORMATION

Additional information relating to Bauer Performance Sports may be found on SEDAR at www.sedar.com.

Additional information, including, without limitation, directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans will be contained in the Company’s management information circular to be mailed and filed in connection with its annual meeting of shareholders scheduled to be held on October 16, 2013.

Additional financial information is provided in the audited consolidated financial statements and management’s discussion and analysis of the Company for the year ended May 31, 2013.

APPENDIX A
GLOSSARY OF TERMS

“Adjusted EBITDA” is defined as before restructuring and acquisition related charges, sponsor fees and fees related to the IPO, normalization adjustments relating to the sale of the Bauer Hockey Business by Nike to the Existing Holders, as well as stock-based compensation expense.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by net revenues.

“Adjusted Gross Profit” is a gross profit plus the following expenses which are part of cost of goods sold: (i) amortization, (ii) non-cash charges to cost of goods sold resulting from fair market value adjustments to inventory, (iii) reserves established to dispose of obsolete inventory acquired through acquisitions, and (iv) costs incurred in Fiscal 2008 for businesses that were retained by Nike after the purchase of the Bauer Business by the Existing Holders.

“Adjusted Gross Profit Margin” means Adjusted Gross Profit divided by net revenues.

“Administrative Agent” has the meaning set out under the heading “Material Contracts — The Amended Credit Facility — Interest Rate and Fees”.

“Amended Credit Facility” has the meaning set out under the heading “General Development of the Business — The Cascade Acquisition.”

“Amended Revolving Loan” has the meaning set out under the heading “Material Contracts — The Amended Credit Facility — General”

“Amended Term Loan” has the meaning set out under the heading “Material Contracts — The Amended Credit Facility — General”

“Annual Information Form” means this annual information form.

“Articles” means the articles of incorporation of the Company.

“Audit Committee” has the meaning set out under the heading “Audit Committee Information — Charter of the Audit Committee”.

“Bauer Performance Sports” or “Company” means Bauer Performance Sports Ltd.

“Bauer Business” means the business as currently carried on by the Company, consisting of, among other things, the design development, manufacturing and marketing of performance sports products of ice hockey, roller hockey, lacrosse and baseball/softball.

“Bauer Hockey Business” means the business consisting of, among other things, the design development, manufacturing and marketing of performance sports products of ice hockey and roller hockey, as at the time of the sale of such business by Nike.

“BCBCA” means the British Columbia Business Corporations Act.

“BCHL” means British Columbia Hockey League.

“Board of Directors” means the board of directors of the Company.

“Borrowers” means Bauer Hockey Corp. and Bauer Hockey, Inc.

“Canadian GAAP” means generally accepted accounting principles in Canada.

“Canadian Tariff Reduction” means the Canadian government’s announcement that it will reduce import tariffs on certain hockey equipment effective as of April 1, 2013.

“Cascade” means Cascade Helmets Holdings, Inc.

“Cascade Acquisition” means the strategic acquisition of Cascade in June 2012.

“CEO” means chief executive officer of the Company.

“CFO” means chief financial officer of the Company.

“Charter of the Audit Committee” has the meaning set out under the heading “Audit Committee Information — Charter of the Audit Committee”.

“Closing” means the closing of the IPO.

“Combat Sports” means the Combat Sports business.

“Combat Acquisition” means the strategic acquisition of Combat Sports in May 2013.

“Common Shares” means the common shares of the Company.

“CSA” means the Canadian Standards Association.

“Easton” means Easton-Bell Sports, Inc.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Equity Shares” means, together, the Common Shares and the Proportionate Voting Shares.

“Existing Holders” means the former securityholders of KSGI who sold KSGI and its subsidiaries to Bauer Performance Sports on March 10, 2011 pursuant to the acquisition agreement dated March 3, 2011.

“FIFA” means the International Federation of Association Football.

“Fiscal 2008” means the Company’s fiscal year ended May 31, 2008.

“Fiscal 2009” means the Company’s fiscal year ended May 31, 2009.

“Fiscal 2010” means the Company’s fiscal year ended May 31, 2010.

“Fiscal 2011” means the Company’s fiscal year ended May 31, 2011.

“Fiscal 2012” means the Company’s fiscal year ended May 31, 2012.

“Fiscal 2013” means the Company’s fiscal year ended May 31, 2013.

“GAAP” means the generally acceptable accounting principles.

“Hockey Canada” means the Canadian Hockey Association.

“IFRS” means the International Financial Reporting Standards.

“Inaria” means Inaria International Inc.

“Inaria Acquisition” means the strategic acquisition of Inaria in October 2012.

“inversion transaction” has the meaning set out under the heading “Risk Factors — Risks Related to our Business — The IRS may assert that a certain acquisition is an inversion transaction”.

“IPO” means the Company’s initial public offering of Common Shares completed on March 10, 2011.

“IRS” means the Internal Revenue Service.

“Jock Plus Hockey Intellectual Property Acquisition” means the acquisition of intellectual property assets from Jock Plus Hockey in November 2009.

“Kohlberg” means Kohlberg Management VI, L.L.C.

“Kohlberg Funds” means, collectively, Kohlberg TE Investors VI, LP, Kohlberg Investors VI, LP, Kohlberg Partners VI, LP, and KOCO Investors VI, LP, each of which are Existing Holders and funds advised or managed by Kohlberg.

“KSGI” means Kohlberg Sports Group Inc., a Cayman Island corporation.

“KSGI Registration Rights Agreement” means the registration rights agreement in respect of KSGI that was terminated on March 10, 2011.

“KSGI Securityholders Agreement” means the securityholders agreement in respect of KSGI that was terminated on March 10, 2011.

“Lenders” means the Canadian chartered banks that are members of a syndicate of lenders that have made available the Amended Credit Facility to the Company.

“Management Services Agreement” means the management services agreement between subsidiaries of KSGI and Kohlberg & Company LLC that was terminated on March 10, 2011.

“Maverik” means Maverik Lacrosse LLC, a predecessor to Bauer Performance Lacrosse Inc.

“Maverik Lacrosse Acquisition” means the strategic acquisition of MAVERIK in June 2010.

“Mission-ITECH” or “MISSION” means Mission-ITECH Hockey Inc.

“Mission-ITECH Acquisition” means the strategic acquisition of Mission-ITECH in September 2008.

“NCAA” means the National Collegiate Athletic Association.

“NFHS” means the National Federation of State High School Associations.

“NHL” means the National Hockey League.

“NI 52-110” has the meaning set out under the heading “Audit Committee Information — Composition of the Audit Committee”.

“Nike” means NIKE, Inc., including its affiliates, as applicable.

“Nomination Rights Agreement” has the meaning set out under the heading “Material Contracts — Nomination Rights Agreement”.

“Odd Lot” has the meaning set out under the heading “Description of Capital Structure — Take-Over Bid Protection”.

“Offer” has the meaning set out under the heading “Description of Capital Structure — Take-Over Bid Protection”.

“Over-Allotment Option” means the option granted by the Company to the underwriters to purchase up to 15% additional Common Shares at the IPO price of Cdn$7.50, exercisable for a period of 30 days from the Closing.

“Proportionate Voting Shares” means the proportionate voting shares of the Company.

“Reebok” means Reebok International Ltd., a subsidiary of Adidas AG.

“Registration Rights Agreement” has the meaning set out under the heading “Material Contracts — Registration Rights Agreement”.

“SFIA” means the Sports and Fitness Industry Association.

“Shareholders” means, together, holders of the Company’s Common Shares and Proportionate Voting Shares.

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“US Lacrosse” means US Lacrosse, Inc., the national governing body of men’s and women’s lacrosse in the United States.

“Vapor License Agreement” has the meaning set out under the heading “Material Contracts — Vapor License Agreement”

APPENDIX B
CHARTER OF THE AUDIT COMMITTEE

This charter governs the operations of the audit committee (the “Committee”) of Bauer Performance Sports Ltd. (the “Corporation”). This charter describes the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1.                                      OBJECTIVES

The Committee has three primary objectives:

(a)                                 to assist the board of directors of the Corporation (the “Board”) in fulfilling its oversight responsibilities relating to the Corporation’s financial statements;

(b)                                 to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Corporation’s internal control over financial reporting and management information systems; and

(c)                                  to fulfill the responsibilities assigned to the Committee by the Board pursuant to this charter.

2.                                      CONSTITUTION

2.1                               Membership

The Committee must be composed of a minimum of three members. Every Committee member must be a director of the Corporation (a “Director”). Every Committee member must be “independent” as such term is defined in National Instrument 52-110 — Audit Committees (“NI 52-110”) or an exemption from the requirement that every Committee member be “independent” must be available for the Corporation to rely upon. Every Committee member must be “financially literate” as such term is defined in NI 52-110.

2.2                               Chair

The Board shall appoint the Chair of the Committee from the members of the Committee (or if it fails to do so, the members of the Committee shall appoint the Chair of the Committee from among its members).

2.3                               Annual Appointment of Members

The appointment of members of the Committee and the designation of its Chair shall take place annually at the first meeting of the Board after a meeting of the shareholders at which Directors are elected. The Board may appoint a member to fill a vacancy which occurs in the Committee between annual elections of Directors.

2.4                               Continuance of Existing Mandate

If an appointment of members of the Committee is not made as prescribed, the members shall continue as such until their successors are appointed.

2.5                               Quorum

A quorum of the Committee shall be a majority of its members.

2.6                               Secretary

The Chair of the Committee may designate from time to time a person to be the Secretary of the Committee. The Secretary may, but need not, be a member of the Committee.

2.7                               Committee Procedures

The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee.

2.8                               Attendees at Meetings

The Committee may invite Directors, officers and employees of the Corporation or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee.

3.                                      AUTHORITY

The Committee has the authority:

(a)                                 to engage independent counsel and other advisors as it determines necessary or advisable to carry out its duties;

(b)                                 to set and pay the compensation for any advisors employed by the Committee; and

(c)                                  to communicate directly with the internal and external auditors.

The Committee also has the authority to delegate certain responsibilities to individual members or subcommittees of the Committee in accordance with NI 52-110.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation.

4.                                      RESPONSIBILITIES

4.1                               External Auditor

(a)                                 The Corporation’s external auditor is required to report directly to the Committee.

(b)                                 The Committee is responsible for recommending to the Board:

(i)                                     the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation; and

(ii)                                  the compensation of the external auditor.

(c)                                  The Committee is directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting.

(d)                                 The Committee is responsible for reviewing and approving the proposed audit scope, focus areas, timing and key decisions underlying the audit plan.

(e)                                  The Committee is also responsible for:

(i)                                     monitoring and reporting to the Board with regards to the qualifications, independence and performance of the external auditor;

(ii)                                  receiving and reviewing reports from the external auditor on the progress against the approved audit plan, important findings, recommendations for improvements and the auditors’ final report; and

(iii)                               reviewing, at least annually, a report from the external auditor on all relationships and engagements that may reasonably be thought to bear on the independence of the auditor;

(f)                                   The Committee should meet separately at least annually with management and the external auditors to discuss issues and concerns warranting committee attention. The Committee should provide sufficient opportunity for the external auditors to meet privately with the members of the Committee. The Committee should review with the external auditor any audit problems or difficulties and management’s response.

4.2                               Pre-Approval and Non-Audit Services

The Committee is responsible for pre-approving all “non-audit services” (as such term is defined in NI 52-110) to be provided to the Corporation or its subsidiary entities by the Corporation’s external auditor.

4.3                               Review of Financial Statements and MD&A

The Committee is responsible for reviewing the Corporation’s financial statements, MD&A and annual and interim earnings press releases before the Corporation publicly discloses this information.

4.4                              Review of Public Disclosure of Financial Information

The Committee is responsible for being satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the public disclosure referred to in section 4.3 above, and periodically assessing the adequacy of those procedures.

4.5                               Submission Systems and Treatment of Complaints

The Committee is responsible for establishing procedures for:

(a)                                 the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(b)                                 the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

4.6                               Hiring Policies

The Committee is responsible for reviewing and approving the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation.

4.7                               Internal Controls and Management Information Systems

The Committee is responsible for reviewing and monitoring the integrity and adequacy of the Corporation’s internal controls over financial reporting and management information systems, reporting to the Board thereon and overseeing the implementation by management of any changes to such systems to ensure the integrity of such systems as required by the Board.

4.8                               Other Responsibilities

The Committee is also responsible for:

(a)                                 taking into account the reports of management and such other persons as the Committee may consider appropriate, identifying the principal risks of the Corporation’s business, satisfying itself as to the implementation of appropriate systems to manage these risks and reporting and making recommendations to the Board with respect to these matters;

(b)                                 reviewing and making recommendations to the Board on the Corporation’s Corporate Disclosure Policy; and

(c)                                  monitoring compliance with the Code of Business Conduct, reviewing the report of management concerning compliance with the Code of Business Conduct and, if appropriate, reporting and making recommendations to the Board with respect to these matters.

4.9                               Consultation with the Board

The Committee shall report to the Board at the Board’s next meeting on the proceedings of any meeting of the Committee, all recommendations to the Board made by the Committee at such meeting and any approvals given by the Committee at such meeting.

5.                                      GENERAL

5.1                               Subject to by-laws, etc.

The provisions of this charter are subject to the provisions of the by-laws of the Corporation and to the applicable provisions of the Canada Business Corporations Act and any other applicable legislation.

5.2                               Annual Review of Charter

The Committee shall review and reassess this charter at least annually and obtain the approval of the Board. The Committee should also perform an evaluation of its performance and this charter at least annually to determine whether it is functioning effectively.